ROYAL BANK OF CANADA

ANNUAL
INFORMATION
FORM

December 20, 2004

Contents: Annual Information Form
RBC Financial Group

INCORPORATION	1
BUSINESS	1
Overview	1
RBC Banking	1
RBC Investments	2
RBC Insurance	4
RBC Capital Markets	5
RBC Global Services	6
Competition	7
General Development of the Business	8

GOVERNMENT SUPERVISION AND REGULATION — CANADA	10
Supervision and regulation	10
Capital Liquidity and Dividends	12
Business	13
Investments	14
Share ownership and voting restrictions	14
Money laundering and anti-terrorism legislation	15

GOVERNMENT SUPERVISION AND REGULATION — U.S.	16
U.S.A. Patriot Act	19
Transactions with Affiliates	20
U.S. Regulation of broker-dealer subsidiaries	20
U.S. Insurance — State Regulation	20
U.S. Mortgage Subsidiary	22
U.S. Legislative and Regulatory Initiatives	22
DESCRIPTION OF CAPITAL STRUCTURE	22
DIVIDENDS	25
MARKET FOR SECURITIES	26
SUBORDINATED DEBT AND PREFERRED STOCK RATINGS	29
RISK FACTORS	30
LEGAL PROCEEDINGS	30

Unless otherwise specified, this annual information form presents information as at October 31, 2004.

Contents: Annual Information Form
RBC Financial Group

DIRECTORS AND OFFICERS	31
Directors	31
Executive officers	33
Ownership of securities	33
PRINCIPLE SUBSIDIARIES	34
AUDIT COMMITTEE	35
TRANSFER AGENT AND REGISTRAR	37
EXPERTS	37
ADDITIONAL INFORMATION	38
TRADEMARKS	38
APPENDIX A: AUDIT COMMITTEE MANDATE	39

Unless otherwise specified, this annual information form presents information as at October 31, 2004.

INCORPORATION

     Royal Bank of Canada (the “bank”) is a Schedule I bank under the Bank Act (Canada), which constitutes its charter.

     The corporate headquarters are located at Royal Bank Plaza, 200 Bay Street, Toronto, Ontario, Canada. The head office is located at 1 Place Ville-Marie, Montreal, Quebec, Canada.

     Principal subsidiaries are described on page 34.

BUSINESS

     Overview — Royal Bank of Canada, stock symbol RY on the Toronto Stock Exchange (“TSX”), New York Stock Exchange (“NYSE”), and Swiss Exchange (“SWX”), operating under the master brand RBC Financial Group, during the fiscal year ended October 31, 2004, had five major business segments: RBC Banking (personal and commercial banking), RBC Investments (wealth management), RBC Insurance (insurance), RBC Capital Markets (corporate and investment banking), and RBC Global Services (securities custody and transaction processing). Royal Bank of Canada is Canada’s largest bank as measured by assets and market capitalization. The bank serves more than 12 million personal, business and public sector clients worldwide from offices in more than 30 countries. The bank and its subsidiaries have over 60,000 employees on a full-time equivalent basis worldwide. The delivery network includes approximately 1,416 branches, and 4,372 automated banking machines.

     Effective November 1, 2004, the five prior business segments were realigned into three segments structured around client need and geographic location: (1) a Canadian personal and business segment, which combines our Canadian banking, investments and global insurance businesses, including Canadian, U.S. and international insurance operations; (2) a U.S. and international segment, which includes banking and investments in the U.S., banking and brokerage in the Caribbean, and Global Private Banking internationally; and (3) a global capital markets segment that includes corporate banking, which serves corporate and larger commercial clients. The bank is integrating all systems and operating capabilities in a global technology and operations group. We will begin reporting our financial results under the new structure in the first quarter of fiscal 2005.

     RBC Banking — In fiscal 2004, the personal and commercial banking segment provided banking and financial services to individuals, small and medium-sized businesses and mid-market commercial clients. The segment was structured geographically:

•	In Canada, RBC Banking operated under the brand name RBC Royal Bank.

•	In the United States, RBC Banking operated through RBC Centura Bank (“RBC Centura”), RBC Builder Finance and RBC Mortgage Company . RBC Centura is a Rocky Mount, North Carolina-based bank focused on personal and commercial markets in the Southeast U.S. Houston-based RBC Builder Finance provides financing to homebuilders and developers throughout the U.S., while RBC Mortgage Company is a Chicago-based national retail mortgage originator. On October 19, 2004, RBC Mortgage Company announced that it would operate from a single, Houston-based headquarters by the end of January 2005.

•	In the Caribbean and the Bahamas, RBC Banking operated through RBC Royal Bank of Canada, as well as through residential mortgage focused Finance Corporation of Bahamas Limited in the Bahamas.

     In fiscal 2004, RBC Banking delivered services through branches and automated banking machines, as well as via telephone and the Internet. Approximately 1,098 branches were in Canada, 275 in the U.S. (through RBC Centura, which included 21 de novo branches opened in Atlanta, various locations in Florida and other high growth U.S. Southeast markets in 2004), and 43 in the Caribbean and the Bahamas. Of the 4,372 automated banking machines, 3,999 were located in Canada, 304 in the U.S., and 69 in the Caribbean and the Bahamas. The segment employed over 37,800 people on a full-time equivalent basis, plus a mobile sales staff of over 850 mortgage representatives and more than 480 Investment and Retirement Planners.

     In fiscal 2004, the personal and commercial banking business delivered a wide range of financial services including deposit accounts, investments and mutual funds, credit and debit cards, business and personal loans, and residential and commercial mortgages, all supported by financial advice. Financial Planning and Private Banking services were operated jointly by RBC Investments and RBC Banking.

     In November 2003, RBC Centura acquired Ohio based Provident Financial Group’s Florida branch and ATM network for approximately US$81 million. In September 2003, RBC Mortgage Company acquired Sterling Capital Mortgage Company for approximately US$100 million. In January 2003, RBC Centura completed the acquisition of Admiralty Bancorp, Inc. a Florida-based financial holding company, for US$153 million. In July 2002, RBC Centura acquired Eagle Bancshares, Inc. and its subsidiary, Tucker Federal Bank, based in the Atlanta, Georgia metropolitan area for US$149 million. In June 2002, RBC Centura converted the Largo, Florida and Atlanta, Georgia offices of Security First Network Bank into full service RBC Centura bank branches.

     The following are the principal companies that provided products and services under RBC Banking in fiscal 2004: Royal Bank of Canada, Royal Bank Mortgage Corporation, Royal Mutual Funds Inc., RBC Centura Bank, RBC Mortgage Company, Finance Corporation of Bahamas Limited, Royal Trust Corporation of Canada, and The Royal Trust Company.

     Effective November 1, 2004, most of the Canadian operations within RBC Banking became part of the new Canadian personal and business segment, and operations in the U.S. and the Caribbean and the Bahamas became part of the new U.S. and international segment. Larger commercial clients previously served by RBC Banking will be served by the new global capital markets segment.

     RBC Investments — In fiscal 2004, the wealth management division provided wealth management services including full-service and self-directed brokerage, financial planning, investment counselling, personal trust, private banking and investment management products and services to clients in Canada, the U.S. and internationally. The businesses were structured geographically as follows:

•	Canada — RBC Investments was the brand name used by the wealth management businesses in Canada. RBC Dominion Securities was the largest full service brokerage firm in Canada, based on assets under administration, and had over 1,320 investment advisors and $111 billion in assets under administration. RBC Action Direct was the second-largest Canadian self-directed brokerage service as measured by assets under administration. Private Counsel, Private Banking, and Trust Services offered a relationship management approach to high net worth clients in need of sophisticated solutions across Canada. Financial Planning served domestic clients in existing relationships with bank branches with more than $50,000 in investable assets, of which a portion typically included mutual funds or managed products. Financial Planning had approximately 1,000 relationship financial planners and more than 480 commission-based Investment and Retirement Planners who were also financial planners and licensed mutual funds sales people. Financial Planning and Private Banking are businesses that were operated jointly by RBC Investments and RBC Banking in fiscal 2004.

•	United States — RBC Dain Rauscher was the brand name used in the U.S. In fiscal 2004, RBC Dain Rauscher, a full-service securities firm in the U.S. with over 1,750 financial consultants from coast to coast, provided affluent private clients in chosen markets with personalized comprehensive financial solutions. RBC Dain Rauscher also provided fixed income, investment financing, as well as asset management and correspondent brokerage services.

•	Internationally — Royal Bank of Canada Global Private Banking was the brand name used internationally. Global Private Banking provided private banking, trust, investment management, and investment advisory solutions to high net worth clients (with assets of more than US$1 million) in more than 100 countries.

     In addition to the businesses described above, in fiscal 2004, the Global Asset Management business of RBC Investments provided investment management products and services primarily through RBC Asset Management. The RBC Asset Management family of mutual funds and other pooled products encompass a broad range of investment solutions including money market, fixed income, balanced and Canadian, U.S. and global equity funds, as well as alternative investments. Global Asset Management also provided proprietary and externally managed investment management products and advisory services through RBC Royal Bank, RBC Investments’ distribution businesses, and external distributors to private and institutional clients in Canada and worldwide. Global Asset Management also included Voyageur Asset Management, our U.S. based asset management company which manages US$25 billion in mutual funds and institutional mandates.

     In February 2004, RBC Dain Rauscher acquired St. Petersburg, Florida based William R. Hough & Co., a privately held full-service investment firm that specializes in fixed income sales, trading and underwriting primarily in the Southeast U.S., for a purchase price of US$112 million. In March 2003, RBC Dain Rauscher acquired West Paterson, New Jersey-based First Institutional Securities. In May 2003, RBC Dain Rauscher acquired Jones & Babson Inc., an asset management firm based in Kansas City. The purchase was part of a larger agreement by Liberty Life Insurance Company to acquire Missouri-based Business Men’s Assurance Company of America.

     The following are the principal companies that provided products and services under RBC Investments: Royal Bank of Canada, Royal Trust Corporation of Canada, The Royal Trust

Company, RBC Dominion Securities Inc., RBC Dain Rauscher Inc., RBC Action Direct Inc., RBC Asset Management Inc., Royal Bank of Canada (Channel Islands) Limited, Royal Bank of Canada Trust Company (Jersey) Limited, Royal Bank of Canada Fund Managers (Jersey) Limited, and RBC Trustees (Guernsey), Limited.

     Effective November 1, 2004, Canadian operations within RBC Investments became part of the new Canadian personal and business segment while the U.S. and international operations became part of the new U.S. and international segment.

     RBC Insurance — In fiscal 2004, the insurance segment provided a wide range of creditor, life, health, travel, home, auto and reinsurance products and services to more than five million clients in Canada, the U.S. and internationally. The segment was structured by product type, as follows:

•	RBC Life Insurance Company — offered individual and group life and health insurance solutions through more than 17,000 independent brokers and approximately 500 career sales representatives to clients in Canada.

•	RBC General Insurance Company — offered home and auto insurance products through direct sales channels as well as employee and affinity plans to clients in Canada.

•	RBC Travel Insurance Company and Assured Assistance Inc. — provided travel insurance products and services through a network of over 4,000 travel agencies, as well as over the Internet and through bank channels to clients in Canada, the U.S. and internationally.

•	RBC Reinsurance (Ireland) Limited and Royal Bank of Canada Insurance Company Ltd. — offered a wide range of life reinsurance and retrocession, property and structured reinsurance to business clients around the world.

•	RBC Insurance Services Inc. — provided functional and other support to RBC Insurance companies and also administered the creditor insurance products and services for individual and business clients of RBC Financial Group.

•	Liberty Life Insurance Company and Business Men’s Assurance Company of America — provided innovative personal insurance and wealth management through regional and independent broker dealers, national marketing organizations, RBC banking and investment channels, the Internet, other direct marketing channels and a field force of over 400 full-time sales agents in the United States.

•	Liberty Insurance Services Corporation (“LIS”) — in 2004 offered the insurance and financial services industry outsourcing services and administration software systems through its Business Process Outsourcing and Software Solutions divisions and served domestic, international and multinational insurers worldwide. On November 23, 2004 we announced that IBM agreed to acquire LIS. The transaction is expected to close by December 31, 2004, subject to the satisfaction of customary conditions including the receipt of regulatory approval. In addition, IBM and RBC Insurance have agreed to enter into a long-term agreement for IBM to perform key business processes for RBC Insurance’s U.S. operations, including contact centre management, policy administration, claims management and payment receipt and reconciliation.

     RBC Life Insurance Company acquired the Canadian operations of Provident Life and Accident Insurance Company, a subsidiary of UnumProvident Corporation (UNM: NYSE), in May 2004. The operations acquired are based in Burlington, Ont., and focus on the underwriting, sales and servicing of individual and group income replacement products — known as living benefits — targeted at Canadian individuals and corporate customers through multiple distribution channels. As part of the deal, RBC Life Insurance Company also acquired Provident’s significant claims operations located in Toronto. In May 2003, Liberty Life Insurance Company completed the acquisition of certain assets of Business Men’s Assurance Company of America from the Generali Group, a Trieste, Italy-based insurer, for approximately U.S. $207 million. These assets comprised the operations of Business Men’s Assurance Company of America and included the infrastructure for manufacturing variable insurance products as well as a closed block of approximately 135,000 policies.

     The following are the principal companies that provided products and services under RBC Insurance in fiscal 2004: RBC Life Insurance Company, Liberty Life Insurance Company, Liberty Marketing Corporation, Liberty Insurance Services Corporation, Business Men’s Assurance Company of America, Royal Bank of Canada Insurance Company Ltd., RBC General Insurance Company, RBC Travel Insurance Company, Assured Assistance Inc., and RBC Reinsurance (Ireland) Limited.

     Effective November 1, 2004, our global insurance businesses, which include Canadian, U.S. and international insurance operations, became part of the new Canadian personal and business segment.

     RBC Capital Markets — In fiscal 2004, the corporate and investment banking segment provided wholesale financial services to large corporate, government and institutional clients in North America and in specialized product and industry sectors globally. The segment had the following operating divisions:

•	Global Investment Banking — In February 2003 the Capital Markets Services division split into its two component parts — Global Investment Banking and Global Equity — primarily to address the changes in the regulatory and governance environments which require the separation of research and investment banking activities. In fiscal 2004, the Global Investment Banking division housed the corporate and investment banking businesses and offered a full range of credit and corporate finance products including debt and equity underwriting, mergers and acquisitions (M&A) advice and execution and financial sponsor/Private Investor coverage.

•	Global Equity — This division provided expertise in research and equity sales and trading of North American and select international securities. The product offering included leading edge electronic trading systems as clients are increasingly demanding access to electronic execution services.

•	Global Financial Products — In fiscal 2004, this division had business activities involving the origination, syndication, securitization, trading, and distribution of debt products globally. These products included loans, bonds, and derivatives at both the investment grade and sub-investment grade levels. As well, Global Financial Products was the centre of expertise for the proprietary trading activities of RBC Capital Markets. Alternative Investments was formed in June 2002 with a mandate to expand our wholesale asset management capabilities, which today includes structuring hedge fund transactions. In 2004, this business was moved into the Global Financial Products division. The alternative asset business provided non-traditional investment opportunities to high net worth individuals, corporations and institutional clients. These investment options included private equity and hedge funds, and could extend to other vehicles such as Collateralized Debt Obligations.

•	Global Treasury Services — This division, consisting of the money markets and foreign exchange businesses, provided global clients with foreign exchange, commodities, derivatives and interest rate products, as well as prime brokerage, currency risk management and advisory services. In fiscal 2004, these products and services were delivered through an extensive global sales and trading network, operating from global centres that include Toronto, London, New York, Sydney, Tokyo, Singapore, and our recently opened Hong Kong office. Global Treasury Services also delivered services through its Internet trading platform, FX Direct, and is a member of the multi-bank global trading platform, FXall. MMDirect, our electronic deposit system, joined FXDirect, expanding our e-trading platform.

•	Global Credit — This division provided centralized management of all credit exposure associated with RBC Capital Markets loan portfolio. Global Credit’s portfolio and transaction management specialists used sophisticated risk management and analytical tools to ensure the pricing on loans was commensurate with the associated risk and reflected the value of all products and services a client has with the bank.

     In fiscal 2004, RBC Capital Markets was headquartered in Toronto and serviced its clients through a network of 30 offices worldwide, which included key centres of expertise in New York and London.

     The following are the principal companies that provide products and services under RBC Capital Markets: Royal Bank of Canada, RBC Dominion Securities Inc., Royal Bank of Canada (Europe) Ltd., RBC Alternative Assets, L.P, RBC Capital Partners Limited, Royal Bank of Canada (Caribbean) Corporation, RBC Finance B.V., RBC Capital Markets Arbitrage LLC, and RBC Capital Markets Arbitrage S.A.

     Effective November 1, 2004, the new global capital markets segment includes RBC Capital Markets as well as the business serving larger commercial clients that is being transferred from RBC Banking. The operations of Global Treasury Services and Global Financial Products will be merged into a new Global Markets division. Global Investment Banking will be combined with our equity sales and trading capabilities into Global Investment Banking Equity Markets. The newly formed Global Research division will combine our economics and research staff in all product areas, while Global Credit remains relatively unchanged.

     RBC Global Services — In fiscal 2004, the transaction-processing segment offered specialized transaction-processing services to business, commercial, corporate, and institutional clients in domestic and selected international markets. Key businesses included global custody, investment administration, correspondent banking, cash management, payments and trade finance. The bank’s 50% interest in the Moneris Solutions, Inc. joint venture with the Bank of Montreal for merchant card processing was reported under RBC Global Services. There were three business units in the segment:

•	Institutional & Investor Services — delivered custodial and investment administration services, including foreign exchange and securities lending to corporate and institutional investors using a global sales force. Institutional and Investor Services was Canada’s largest custodian and the 9th largest custodian globally as measured by assets under administration. It operated from 12 locations throughout the world, with a global custody network spanning 79 markets.

•	Global Financial Institutions — offered a comprehensive range of correspondent banking services to banks globally, and to broker-dealers within Canada. These services included cash management, payments and clearing. Global Financial Institutions managed over 1,500 bank relationships around the world.

•	Treasury Management and Trade — provided cash management services to the small and medium enterprise, commercial, corporate and public sector segments across Canada using specialized sales teams. These clients were offered a comprehensive suite of collection, disbursement and information-based electronic solutions to optimize their cash flow requirements, increasingly focused on Web-based technology. Trade-related products, services and counsel were also provided to Canadian and international clients to assist them in the conduct of their import and export operations domestically and around the globe.

     The following are the principal companies that provided products and services under RBC Global Services in fiscal 2004: Royal Bank of Canada, Royal Trust Corporation of Canada, The Royal Trust Company, and RBC Global Services Australia Pty Limited.

     Effective November 1, 2004, the Institutional and Investor Services and Global Financial Institutions divisions of RBC Global Services became part of the new global capital markets segment. The Treasury Management and Trade division became part of the new Canadian personal and business segment.

     Competition — As the bank has entered and expanded into new lines of business, its competition has grown to include other banks, investment dealers, self-directed brokers, mutual fund companies, money managers, custody service providers, insurance companies, virtual banks, and specialty financial service providers. Key competitive factors include the range and features of financial products, their pricing, distribution, and service quality. Competition has intensified over the years as foreign providers of credit cards, mutual funds, small business loans, consumer finance and investment banking services have increasingly entered Canada.

     The competitive landscape of the Canadian financial services industry consists of the ‘Big Six’ Schedule I banks, 13 smaller domestic banks, about 25 independent trust companies, 50 foreign banks (as subsidiaries or foreign branches) almost 1300 credit unions and caisses populaires, 100 life insurance companies, 172 property and casualty insurers, about 100 independent investment dealers and over 61 independent retail mutual fund management companies.

     In the competitive environment of fiscal 2004, the bank had number one or number two market shares in most businesses it operated in Canada. For example, its market share of residential mortgages and business loan balances were 15.12% and 11.30% respectively, at August 31, 2004 — the highest in Canada. In wealth management, the bank had the leading full service brokerage operation and the second largest Canadian self-directed broker, RBC Action Direct, as measured by assets under administration. The insurance operation was one of the top ten life insurance producers in Canada as measured by new individual policies issued, and was also Canada’s largest travel insurer based on premiums. In corporate and investment banking, RBC Capital Markets was a leading mergers and acquisitions advisor in Canada with transactions totalling $10 billion for fiscal 2004, and its foreign exchange business ranked among the top 15 in the world by reported revenues. The bank’s transaction processing segment had the largest Canadian custody operations in Canada, as measured by assets under administration.

     The geographical proximity as well as the similar language and culture make the U.S. market attractive. Structurally, the U.S. financial services industry is fragmented but also extremely competitive, comprised of both global and regional players and monoline service providers.

     A series of targeted acquisitions has led the bank to become an established player across different lines of businesses in the U.S. In retail banking, RBC Centura as at June 30, 2004 is ranked sixth by bank deposits in North Carolina, and fifteenth in bank deposits within its state banking footprint (North Carolina, South Carolina, Virginia, Georgia and Florida).

     General Development of the Business — In 2001, the bank updated its master brand to exemplify its evolution. The brand name “RBC Financial Group” was added to capture the diverse companies and businesses that are part of the organization. The new brand also clearly defines the bank’s future by signalling its growth strategy in North America and into niche markets around the world.

     In 2002, the bank achieved objectives to consolidate and enhance returns from earlier purchases through cost synergies and revenue growth initiatives, in addition to small-targeted acquisitions limited to no more than $1 billion in total. Cross-enterprise leverage, which entails working across businesses and functions for the clients’ benefit, became a key focus for the bank. The bank’s diversified business mix, strong market positions, sizeable customer base (over 12 million) and strengths in customer relationship management have provided opportunities for applying knowledge across businesses and platforms to better serve the customers.

     In 2003, the bank continued to expand in the U.S. in a very disciplined and focused manner. “Always earning the right to be our clients’ first choice” was introduced as a new vision for the bank. It reinforces the bank’s commitment to client satisfaction, retention, and growing its share of clients’ business. In order to achieve the strategic priority of superior client experience, the bank will contrive to focus on providing a better client experience across all distribution channels.

     Effective November 1, 2004 the bank realigned its organizational structure with key objectives to:

•	Focus more effectively on client service to accelerate revenue growth

•	Control costs more aggressively and improve productivity

     Effective November 1, 2004, the five prior business segments were realigned into three segments structured around client need and geographic location: (1) a Canadian personal and business segment, which combines our Canadian banking, investments and global insurance businesses, including Canadian, U.S. and international insurance operations; (2) a U.S. and international segment, which includes banking and investments in the U.S., banking and brokerage in the Caribbean, and Global Private Banking internationally; and (3) a global capital markets segment that includes corporate banking, which serves corporate and larger commercial clients. The bank is integrating all systems and operating capabilities in a global technology and operations group. We will begin reporting our financial results under the new structure in the first quarter of fiscal 2005. The bank created a Chief Operating Officer position with responsibility for corporate strategy and all corporate functions.

     Summarized in the following table are the bank’s major acquisitions over the past three financial years:

BUSINESS	ACQUISITION	KEY CHARACTERISTICS
RBC Banking	Provident Financial Group Inc. — Florida Branch Network (2004)
•   RBC Centura Bank acquired Florida operations of Ohio-based Provident Financial Group for approximately US$81 million cash
•   Continued expansion into high-growth Florida market
•   13 branches, 16 ATM’s, US$500 million in assets under administration
•   As at April 30, 2003: Loans of US$350 million and deposits of US$750 million

Sterling Capital Mortgage Company (2003)
•   RBC Mortgage Co. acquired 100% of the outstanding shares of Sterling Capital Mortgage Company (SCMC) from Sterling Bancshares Inc.
•   Purchase price approximately US$100 million
•   110 branches in 16 states and 16 Affiliated Business Arrangements joint ventures that SCMC co-owns with residential home builders
•   Mortgage origination of US$4.5 billion in fiscal 2002 and US$3.4 billion in the first six months of 2003

Bank One Corporation — Wholesale First Mortgage and Broker Home-Equity Origination Capabilities (2003)
•   RBC Mortgage Co. acquired Bank One’s wholesale First Mortgage and Broker Home-Equity Origination Capabilities
•   Terms of the deal were not disclosed
•   200 employees
•   In 2002, Bank One’s wholesale business generated more than US$3 billion in first mortgages

Admiralty Bancorp, Inc. (2003)
•   RBC Centura Banks, Inc. acquired 100% of the outstanding shares of Admiralty Bancorp, Inc.
•   Purchase price of US$153 million cash
•   Contiguous expansion of RBC Centura in Southeast U.S.
•   Expanded into attractive, high-growth Florida market
•   US$578 million in assets, US$527 million in deposits and 17, 500 accounts at time of purchase

Eagle Bancshares, Inc. (2002)
•   RBC Centura Bank acquired 100% of the outstanding shares of Eagle Bancshares, Inc.
•   Purchase price of US$149 million cash
•   Expansion of RBC Centura in Southeast U.S.
•   Expanded into attractive, high growth Atlanta market
•   Acquired US$1.1 billion in assets, US$0.8 billion in deposits and 90,000 accounts at time of purchase

RBC Investments	William R. Hough & Co. (2004)
•   RBC Dain Rauscher Inc., acquired St. Petersburg, Florida based William R. Hough & Co. for a purchase price of US$112 million.
•   A privately held full-service investment firm that specializes in fixed income sales, trading and underwriting primarily in the Southeast U.S.
•   Creates a platform to expand RBC Dain Rauscher municipal bond underwriting services in the Southeast and complement other RBC businesses throughout the United States

First Institutional (2003)
•   RBC Dain Rauscher Inc., acquired certain assets of West Paterson, N.J.-based First Institutional Securities, LLC,
•   A privately held firm that serves both institutional and high-net-worth retail clients throughout the United States
•   Terms of the transaction were not disclosed.
•   Allows RBC Dain Rauscher to penetrate the important New York-New Jersey metro market.

RBC Investments	Jones & Babson Inc. (Business Men’s Assurance Company of America’s Mutual Fund company) (2003)
•   Royal Bank of Canada acquired the Mutual Fund Company, along with the U.S. direct life operations of Business Men’s Assurance Company of America.
•   Total consideration approximately US$207 million (of which Jones & Babson was US$19 million)
•   Builds cross platform capability for wealth management products

Barclays’ private banking operations in the Americas (2002)
•   Royal Bank of Canada acquired assets of Barclays’ private banking operations in the Americas.
•   Final purchase price of US$120 million
•   Offices in New York, and Miami complement existing Royal Bank of Canada Global Private Banking offices
•   Approximately 850 client relationships, US$2.9 billion in client assets and US$30 million in revenues at time of purchase

RBC Insurance	Canadian operations of Provident Life and Accident Insurance Company, a subsidiary of UnumProvident Corporation (2004)
•   Under the terms of the deal, RBC Life Insurance Company assumed UnumProvident’s Canadian policy liabilities and assets with the same approximate fair value.
•   The acquisition makes RBC Insurance the number one provider of individual living benefits products in Canada and provides a considerable position in group long term disability insurance.
•   It also expands our distribution network from 7,000 to 17,000 independent brokers who are affiliated with producer groups, financial planning firms and stock brokerage firms.

Business Men’s Assurance Company of America — U.S. variable life insurance business (2003)
•   Royal Bank of Canada acquired U.S. direct life insurance and mutual fund operations of Business Men’s Assurance Company of America, along with the mutual fund company, Jones & Babson
•   Total consideration was approximately US$207 million (of which Business Men’s Assurance was US$188 million)
•   Leverages RBC Liberty Insurance outsourcing and administration capability, adds variable insurance products and fixed annuities to the company’s product portfolio and also builds on the cross platform capability for wealth management products

GOVERNMENT SUPERVISION AND REGULATION — CANADA

     Supervision and regulation — The bank and its Canadian trust and loan subsidiaries and insurance subsidiaries are federally regulated financial institutions governed by the Bank Act (Canada), Trust and Loan Companies Act (Canada) and the Insurance Companies Act (Canada). The activities of the bank’s trust and loan subsidiaries and insurance subsidiaries are also regulated in Canada under provincial laws in respect of their activities in the provinces.

     The Superintendent of Financial Institutions (the “Superintendent”) is responsible to the Minister of Finance (the “Minister”) for the supervision of the bank and its Canadian trust and loan company and insurance subsidiaries. The Superintendent is required, at least once a year to, examine the affairs and business of each institution for the purpose of determining whether statutory requirements are duly observed and the institution is in sound financial condition, and report to the Minister. Federally regulated financial institutions must make periodic reports to the Superintendent, the Minister and the Bank of Canada.

     Where the Superintendent is concerned about an unsafe course of conduct or an unsound practice in conducting the business of an institution, the Superintendent may direct the institution to refrain from a course of action or to perform acts necessary to remedy the situation. The Superintendent may, in certain circumstances, take control of the assets of an institution.

     Under the Financial Consumer Agency of Canada Act (the “FCAC Act”), the Financial Consumer Agency of Canada (the “Agency”) enforces consumer-related provisions of the federal statutes which govern financial institutions. “Consumer provisions” include Bank Act and Trust and Loan Companies Act provisions dealing with customer complaint procedures, notice requirements regarding Canada Deposit Insurance Corporation insurance, notice requirements for branch closure and disclosure obligations regarding borrowing, deposits and account charges. The bank is required to offer basic banking services, including low-cost accounts and government cheque cashing services to individuals meeting certain prescribed conditions. “Consumer provisions” under the Insurance Companies Act are those dealing with customer complaint procedures and disclosure obligations regarding borrowing.

     The Commissioner of the Agency (the “Commissioner”) has the duty to examine federal financial institutions to ensure compliance with consumer provisions that apply to them and to investigate consumer complaints relating to alleged violations of the consumer provisions. The Commissioner has the power to issue notices of violation and to compel the disclosure of personal information necessary to ensure compliance. In addition, the Commissioner may carry on any activity in furtherance of public awareness.

     The Commissioner must report to the Minister on all matters connected with the administration of the FCAC Act and consumer provisions of other federal statutes, including the Bank Act, Trust and Loan Companies Act and Insurance Companies Act.

     Royal Bank of Canada, Royal Trust Corporation of Canada, The Royal Trust Company and Royal Bank Mortgage Corporation are member institutions of the Canada Deposit Insurance Corporation (the “CDIC”). The CDIC insures certain “deposits” (as defined in Schedule 2 to the CDIC Act) held at the member institutions.

     The CDIC has adopted by-laws for its member institutions, including the Standards of Sound Business and Financial Practices By-laws. This requires the board of directors and senior management of the bank to establish standards of business conduct and ethical behaviour and objectives in respect of the strategic management of the business of the bank. The board of directors is also required to evaluate the financial results, to have developed an understanding of, and have processes to deal with, the risks inherent in the business of the bank — including credit, market, structural, fiduciary and operational risk — and to ensure appropriate and effective liquidity, funding and capital management. Senior management and directors of the bank must acknowledge their responsibilities in that regard and attest to the institution’s ability to meet such standards in its operations. The bank’s boards of directors must periodically report to the CDIC on the criteria, methods and means that enable senior management and the board to ensure compliance with the standards.

     The level of premiums and the frequency of the filing of reports with the CDIC are linked to the classification of the member institution under the CDIC Differential Premiums By-Law. Under the By-law, each member institution is classified in a premium category that is based on a rating of quantitative and qualitative factors and criteria assigned to it by a CDIC examiner. A CDIC member institution is not permitted to disclose CDIC premium rate information, including examiner’s ratings.

     The activities of bank subsidiaries acting as securities brokers, dealers (including investment dealers and mutual fund dealers) and advisors (including investment counsel and portfolio managers) are regulated in Canada under provincial securities laws and, in some cases, by the rules of the applicable self regulatory organization (the Investment Dealers Association of Canada for investment dealers and the Mutual Fund Dealers Association of Canada for mutual fund dealers).

     RBC Life Insurance Company is subject to the Superintendent’s Standards of Sound Business and Financial Practices and is a member of the Canadian Life and Health Insurance Compensation Corporation. RBC Travel Insurance Company and RBC General Insurance Company are members of the Property and Casualty Insurance Compensation Corporation.

     Capital, Liquidity and Dividends — The bank and its Canadian trust and loan subsidiaries and insurance subsidiaries must maintain, in relation to their operations, adequate capital and adequate and appropriate forms of liquidity and the Superintendent may direct an institution to increase its capital or to provide additional liquidity. Regulatory capital requirements have been implemented through guidelines issued by the Superintendent and, with respect to the bank, are based on standards issued by the Bank for International Settlements. The Canadian insurance subsidiaries must also meet minimum capital standards set by the Superintendent.

     Minimum capital requirements for subsidiaries that are securities-dealers and advisors in Canada are set by regulations under provincial securities laws. The Investment Dealers Association of Canada also sets minimum capital requirements for the subsidiaries that are investment dealers in Canada and the Mutual Fund Dealers Association of Canada sets minimum capital requirements for subsidiaries that are mutual fund dealers in Canada.

     The directors of the bank may not declare, and the bank may not pay, a dividend if there are reasonable grounds for believing that the bank is, or the payment would cause the bank to be in contravention of any direction of the Superintendent respecting the maintenance of adequate capital and liquidity. The bank may not declare or pay a dividend in any financial year without the approval of the Superintendent if, on the day the dividend is declared, the total of all dividends declared by the bank in that year would exceed the aggregate of the bank’s net income up to that day in that year and of its retained net income for the preceding two financial years.

     In addition, the bank may not pay dividends on its common shares at any time unless all dividends to which preferred shareholders are then entitled have been declared and paid or set apart for payment.

     The bank has agreed that if either of its subsidiaries, RBC Capital Trust (a closed-end trust) or RBC Capital Trust II (an open-end trust), fails to pay any indicated distribution on its capital trust securities, the bank will not declare dividends of any kind on any of its preferred or common shares for a period of up to 12 months.

     The bank has also agreed that if, on any day that the bank reports financial results for a financial quarter, (a) it does not report cumulative consolidated net income (as determined in accordance with Canadian GAAP or such other accounting principles with which the bank is then required to comply for the purpose of preparing financial statements) for the immediately preceding four quarters; and (b) during the immediately preceding financial quarter the bank failed to declare any cash dividends on all of its outstanding preferred and common shares, the bank may defer payments of interest on the Series 2014-1 Reset Subordinated Notes. During any period while interest is being deferred, (i) interest will accrue on these notes but will not compound; (ii) the bank may not declare or pay dividends (except by way of stock dividend) on, or redeem or repurchase, any of its preferred or common shares; and (iii) the bank may not make any payment of interest, principal or premium on any debt securities or indebtedness for borrowed money issued or incurred by the bank that rank subordinate to these notes.

     The bank’s medium-term goals (three to five years) include a dividend payout ratio of 40% to 50%. The dividend payout ratio is common dividends as a percentage of net income after preferred dividends.

     Business — The Bank Act prohibits a bank from engaging in or carrying on any business other than the business of banking and such business generally as appertains to the business of banking. The business of banking includes the provision of any financial service, acting as a financial agent, providing investment counselling services and portfolio management services, issuing payment, credit or charge cards and operating a payment, credit or other charge card plan.

     There are limited additional powers that enable a bank to engage in other businesses, including information processing. A bank may, outside Canada, or with the prior written approval of the Minister or as permitted by regulations, in Canada, engage in any activities which consist of (1) collecting, manipulating and transmitting (a) information that is primarily financial or economic in nature, (b) information that relates to the business of an entity in which a bank is permitted to hold a substantial investment, or (c) any other information that the Minister may, by order, specify; (2) providing advisory or other services in the design, development or implementation of information management systems; (3) designing, developing or marketing computer software; and (4) designing, developing, manufacturing or selling, as an ancillary activity to any of the foregoing activities, computer equipment integral to the provision of information services related to the business of financial institutions or to the provision of financial services.

     A bank may, with the prior written approval of the Minister, develop, design, hold, manage, manufacture, sell or otherwise deal with data transmission systems, information sites, communication devices or information platform or portals that are used (1) to provide information that is primarily financial or economic in nature; (2) to provide information that relates to the business of an entity in which a bank is permitted to make a substantial investment; or (3) for a prescribed purpose or in prescribed circumstances.

     A bank may carry on any aspect of the business of insurance, other than the underwriting of insurance, outside Canada and in respect of risks outside Canada. A bank may not act as agent for any person in the placing of insurance and may not undertake the business of insurance except as permitted by the Bank Act and its regulations. A bank may administer and provide advice in relation to certain authorized types of insurance as defined by regulation. In addition, a bank may provide advice and promote types of insurance that are not authorized types subject to constraints prescribed by regulation.

     Investments — The Bank Act provides broad powers to invest in securities, but limits “substantial investments”. A “substantial investment” will arise through direct or indirect beneficial ownership of voting shares carrying more than 10% of the voting rights attached to all outstanding voting shares of a body corporate, shares representing more than 25% of the shareholders’ equity in a body corporate, or more than 25% of the ownership interests in any other entity. The Bank Act also limits the types of entities that a bank may control, either in law or in fact.

     The directors of the bank and its Canadian trust and loan subsidiaries and insurance subsidiaries must establish, and these federally regulated financial institutions must adhere to, investment and lending policies, standards and procedures that avoid undue risk of loss and achieve a reasonable return.

     The Bank Act permits banks to make controlling, and in certain circumstances, non-controlling substantial investments in Canadian banks; trust or loan companies; insurance companies; cooperative credit societies; entities primarily engaged in dealing in securities; in foreign regulated entities which are primarily engaged outside Canada in a business that if carried on in Canada would be the business of banking, the business of a cooperative credit society, the business of insurance, the business of providing fiduciary services or the business of dealing in securities; and in factoring; finance; financial leasing; specialized financing and financial holding entities. The Bank Act also permits substantial investments in information services, investment counselling and portfolio management, mutual fund, mutual fund distribution, real property brokerage, real property and service entities. Certain substantial investments may be made only with the prior approval of the Minister or the Superintendent. The regulations relating to specialized financing and information processing activities provide additional flexibility for banks to make investments in entities engaging in non-financial activities subject to certain limits on the exposure of the bank to these investments (i.e. limits on the book value of the shares held by the bank in the investment and on the aggregate value of the loans made by the bank to the investment entity).

     Share ownership and voting restrictions — The Bank Act prohibits any person from having a “significant interest” in any class of shares of the bank, that is, from beneficially owning more than 10% of the outstanding shares of the class either directly or through controlled entities, without the approval of the Minister. A person may, with the approval of the Minister beneficially own up to 20% of a class of voting shares and up to 30% of a class on non-voting shares of the bank, subject to a “fit and proper” test based on the character and integrity of the applicant. In addition, the holder of such a significant interest could not have “control in fact” of the bank.

     The Bank Act prohibits voting of shares beneficially owned (directly or through controlled entities) by a person who acquired a significant interest in any class of shares of the bank without the approval of the Minister, and the voting of shares that are subject to an agreement entered into by such a person (or a controlled entity) relating to the exercise of voting rights.

     The Bank Act prohibits a person from having a “significant” interest in shares of the bank if that person has a significant interest in any class of shares of another “widely held” bank that is listed in Schedule I or II of the Bank Act and has equity of $5 billion or more. It also prohibits voting of shares beneficially owned (directly or through controlled entities) by such a person and the voting of shares that are subject to an agreement entered into by such a person (or a controlled entity) relating to the exercise of voting rights.

     The Bank Act prohibits the registration of a transfer or issue of any shares of the bank to Her Majesty in right of Canada or of a province or any agent or agency of Her Majesty in either of those rights, or to the government of a foreign country or any political subdivision of a foreign country, or any agent or agency of a foreign government.

     The Bank Act prohibits any person from exercising voting rights attached to shares beneficially owned by Her Majesty in right of Canada or of a province or any agency of Her Majesty in either of those rights, or by the government of a foreign country, or any political subdivision or agency thereof.

     Money laundering and anti-terrorism legislation — The Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) implements measures to assist in detecting, deterring, and facilitating the investigation of, money laundering and terrorist financing offences. This Act and associated regulations impose reporting, record keeping and “know your customer” obligations on certain financial entities, including banks, trust companies, securities dealers and insurance companies. Financial entities must report to FinTRAC, an agency formed under the auspices of the Minister of Finance, any transaction which they have reason to suspect relates to the commission of a money laundering or terrorist financing activity offence, and cash transactions and cross-border wire transfers over a certain threshold. As well, these financial entities are required to verify their customers’ identities, using prescribed measures, and to retain defined customer records for prescribed periods.

     The Canadian Criminal Code (the “Code”) and the United Nations Suppression of Terrorism Regulations (“UNSTR”) prohibits financial institutions (among many others) from knowingly dealing in property of, or providing financial services to, listed persons or others known to be involved in terrorist activity. The Code also requires financial institutions to search their customer records periodically and report to their Canadian regulators and Canadian law enforcement agencies as to whether they have identified any accounts or property of a listed person.

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GOVERNMENT SUPERVISION AND REGULATION — UNITED STATES

     The bank’s New York branches and Miami branch are licensed and supervised as federal branches by the Office of the Comptroller of the Currency (the “Comptroller”). In general, such a branch may exercise the same rights and privileges, and is subject to the same restrictions, as would apply to a national bank at the same location. The bank’s New York branches and Miami branch may not take domestic retail deposits and their deposits are not insured by the Federal Deposit Insurance Corporation (“FDIC”).

     The bank’s Houston representative office is licensed and regulated by the state of Texas. The bank’s Connecticut representative office is licensed and regulated by the state of Connecticut. The bank’s Delaware representative office is licensed and regulated by the state of Delaware. Representative offices are limited in their activities and may not take deposits or make loans.

     The Comptroller and the state regulators of Texas, Connecticut and Delaware can examine and supervise the activities of the bank at its various offices in the U.S. Such examination authority may include annual assessments on the operations of the bank. In addition, the bank is required to maintain certain liquid assets on deposit and pledged to the appropriate regulators based on the amount of branch assets of the bank in each state in which it maintains a branch. Furthermore, the bank is subject to supervisory guidance based on examinations at its U.S. offices and the examiners’ assessment of risk management, operational controls, and compliance and asset quality of the bank’s U.S. offices. The bank may also be subject to prudential guidance regarding the amount of U.S. deposited funds it may repatriate to Canada for funding of the entirety of the bank.

     Under the International Banking Act of 1978 (the “IBA”), all the operations of the bank in the U.S. are also subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Under the IBA and related regulations of the Federal Reserve, the bank generally may not open a branch in the U.S., and it may not acquire more than 5% of the voting stock of any U.S. bank or bank holding company, without the prior approval of the Federal Reserve, and the bank may not open an agency in the U.S. without providing prior written notice to the Federal Reserve. The regulations of the Federal Reserve grant “general consent” for the bank to open a representative office in the U.S. so long as the bank remains subject to the Bank Holding Company Act of 1956 and consolidated comprehensive supervision in its home country.

     The bank may establish or acquire full branches outside its home state of New York only if the other state expressly permits such branches to be established or acquired by an out-of-state U.S. bank. However, such branches may not engage in retail deposit-taking or obtain FDIC insurance.

The Gramm-Leach-Bliley Act:

•	allows bank holding companies and foreign banks that qualify as financial holding companies to engage in a substantially broader range of non-banking activities than otherwise permissible, including insurance underwriting, securities underwriting and dealing and making merchant banking investments;

•	allows insurers and other financial services companies to acquire banks; and

•	removed various restrictions that previously applied to bank holding company ownership of securities firms and mutual fund advisory companies.

     To qualify as a financial holding company, a non-U.S. bank with a branch in the U.S. must meet certain capital requirements and must be deemed to be “well managed” for U.S. bank regulatory purposes. In addition, its U.S. depository institution subsidiaries must also meet certain capital requirements and be deemed to be “well managed” and must have at least a “satisfactory” rating under the Community Reinvestment Act of 1977 (the “CRA”).

     The capital requirements for financial holding companies are set forth in Federal Reserve regulations. Under these regulations, for a non-U.S. bank from a country that has adopted the capital standards issued by the Bank for International Settlements (“BIS”) to qualify as a financial holding company, the general requirements are a minimum Tier 1 risk-based capital ratio of 6% and a minimum total risk-based capital ratio of 10%, all calculated according to home country rules. The bank’s home country capital strength rules are based on standards issued by the BIS. In addition, the non-U.S. bank’s capital must be “comparable” to that required of a U.S. depository institution subsidiary of a financial holding company. The Federal Reserve regulations also provide that a non-U.S. bank that does not meet the above numerical requirements at the non-U.S. bank level may seek a determination that its capital is comparable to that required of a U.S. depository institution subsidiary of a financial holding company. In addition, each U.S. depository institution subsidiary of the non-U.S. bank, such as RBC Centura Bank, must meet minimum ratios of 5% for Tier 1 leverage, 6% for Tier 1 risk-based capital and 10% for total risk-based capital, and no U.S. depository institution subsidiary may be subject to a regulatory order to maintain a specified level of capital. Both the bank and RBC Centura Bank were deemed to be “well capitalized” as of October 31, 2004.

     For a non-U.S. bank to be deemed to be “well managed” for U.S. bank regulatory purposes, the bank must have received at least a “satisfactory” composite regulatory rating of its U.S. branch operations in its last examination, the bank’s home country supervisor must consent to it expanding its activities in the U.S. to include activities permissible for a financial holding company and the bank’s management must meet standards comparable to those required of a U.S. bank subsidiary of a financial holding company. In addition, each U.S. depository institution subsidiary of the non-U.S. bank must be deemed to be “well managed”, which requires both a “satisfactory” composite regulatory rating and a satisfactory rating on the “management” component in its last examination.

     The bank’s declaration to become a financial holding company became effective in 2000 and remains effective.

     As a financial holding company, the bank may, without the prior approval of the Federal Reserve, engage in any activity, or acquire and retain the shares of any company (other than a U.S. depository institution or foreign bank) engaged in any activity, that is either (1) financial in nature or incidental to such financial activity (as determined by the Federal Reserve in consultation with the Department of the Treasury) or (2) complementary to a financial activity and does not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally (as determined solely by the Federal Reserve). Under the Gramm-Leach-Bliley Act, activities that are financial in nature include insurance agency and underwriting activities, securities underwriting and dealing, merchant banking, and sponsoring mutual funds and investment companies. Under the merchant banking authority added by the Gramm-Leach-Bliley Act, financial holding companies may invest in companies that engage in activities that are not otherwise permissible “financial” activities, subject to certain limitations, including that the financial holding company makes the investment with the intention of limiting its duration and does not manage the company on a day-to-day basis.

     Financial holding companies that do not continue to meet all the requirements for financial holding company status will, depending on which requirement they fail to meet, lose the ability to undertake new activities or acquisitions that are financial in nature and, in some cases, lose the ability to continue current activities that are not generally permissible for bank holding companies. If the bank ceased to qualify as a financial holding company, it would be required to obtain the prior approval of the Federal Reserve to engage in non-banking activities in the U.S. or to acquire more than 5% of the voting stock of any company that is engaged in non-banking activities in the U.S. With certain exceptions, the Federal Reserve can only approve applications involving activities it had previously determined, by regulation or order, are so closely related to banking as to be a proper incident thereto.

     The Gramm-Leach-Bliley Act also modified U.S. law related to financial privacy. The financial privacy provisions generally prohibit financial institutions in the U.S., including the bank, RBC Centura Bank, RBC Capital Markets Corporation and RBC Dain Rauscher Corp., from disclosing non-public personal financial information to third parties unless the clients have the opportunity to “opt out” of the disclosure. Under the Gramm-Leach-Bliley Act, states are permitted to adopt more restrictive privacy laws.

     RBC Centura Bank was acquired by the bank in June 2001 and is the bank’s U.S. banking subsidiary. RBC Centura Bank is a North Carolina state chartered bank and is supervised by the Federal Reserve and the North Carolina Office of the Commissioner of Banks (the “NC Commissioner”). RBC Centura Bank’s deposits are insured by the FDIC. RBC Centura Bank is subject to capital requirements, dividend restrictions, limitations on investments and subsidiaries, limitations on transactions with affiliates (including the bank and its branches), deposit reserve requirements and other requirements administered by the Federal Reserve and the NC Commissioner. As a bank holding company, the bank generally may not acquire more than 5% of the voting shares or all or substantially all of the assets of a bank or bank holding company without the prior approval of the Federal Reserve. In reviewing applications seeking approval of merger and acquisition transactions, the Federal Reserve will consider, among other things, the competitive effect and public benefits of the transaction, the capital position of the combined organization, the applicant’s performance record under the CRA and the effectiveness of the subject organizations in combating money laundering activities.

     Pursuant to Federal Reserve policy, as a bank holding company and financial holding company, the bank is expected to act as a source of strength for, and commit its resources to support, RBC Centura Bank. This support may be required at times when the bank may not be inclined to give it.

     RBC Centura Bank is subject to the Federal Deposit Insurance Act (the “FDIA”), which requires, among other things, the federal bank regulatory agencies to take “prompt corrective action” in respect of depository institutions that do not meet minimum capital requirements. The FDIA establishes the following five capital tiers: “well capitalized”, “adequately capitalized”,

“undercapitalized”, “significantly undercapitalized” and “critically undercapitalized”. A depositary institution’s capital tier will depend upon how its capital levels compare with various relevant capital measures and certain other factors, as established by regulation. An institution may be downgraded to, or deemed to be in, a capital category that is lower than is indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters. Under the FDIA, a depository institution is generally prohibited from making a capital distribution (including payment of a dividend) or paying a management fee to its parent holding company if the depository institution would thereafter be undercapitalized. Undercapitalized institutions are subject to growth limitations and are required to submit a capital restoration plan. Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

     RBC Centura Bank is also subject to the CRA. Under the CRA, during examinations, regulators assess RBC Centura Bank’s record in meeting the credit needs of the communities serviced by it, including low- and moderate-income communities. In the case of a bank holding company or financial holding company applying for approval to acquire a bank or bank holding company in the U.S., the Federal Reserve will assess the record of each U.S. bank subsidiary of the applicant holding company, and such records may be the basis for denying an application. Banks are given one of four ratings under the CRA: “outstanding”, “satisfactory”, “needs to improve” or “substantial noncompliance”.

     U.S. FDIC-insured banks are also subject to FDIC insurance assessments, which may depend on the level of capitalization of the insured bank. The assessment rates may be different for deposits insured under the Bank Insurance Fund maintained by the FDIC and deposits insured under the Savings Association Insurance Fund maintained by the FDIC. RBC Centura Bank maintains deposits insured by both funds. Because of favourable loss experience and a healthy reserve ratio in the insurance funds of the FDIC, well capitalized and well managed banks, including RBC Centura Bank, have in recent years paid no premiums for FDIC insurance. However, in the future, even well capitalized and well managed banks may be required to pay premiums on deposit insurance. The amount and impact of such premiums will depend on the outcome of U.S. legislative and regulatory initiatives as well as the insurance fund loss experience and other factors, none of which the bank or RBC Centura Bank is in a position to predict at this time.

     RBC Centura Banks, Inc., a holding company subsidiary of the bank and the parent of RBC Centura Bank, is also regulated as a bank holding company and a financial holding company.

     USA Patriot Act — In October 2001, the United States adopted the USA Patriot Act in response to the events of September 11, 2001. The Act requires U.S. banks and foreign banks with U.S. operations to maintain appropriate policies, procedures and controls to prevent, detect and report individuals and entities involved in money laundering and the financing of terrorism and to verify the identity of their customers. The Act imposes significant new compliance and due diligence obligations, creates new crimes and penalties and expands the extra-territorial jurisdiction of the U.S. Failure of a financial institution to comply with the Act’s requirements could have serious legal, reputational and other consequences for the institution.

     Transactions with Affiliates — U.S. federal laws strictly limit the ability of U.S. banks to engage in certain transactions with affiliates, including their bank holding companies. Such transactions between a bank, such as RBC Centura Bank, and its parent holding company (including the bank and its U.S. branches) or the nonbank subsidiaries of the holding company are limited to 10% of a bank’s capital and surplus and, with respect to such parent company and all such nonbank subsidiaries, to an aggregate of 20% of the bank subsidiary’s capital and surplus. Further, loans and extensions of credit generally are required to be secured by eligible collateral in specified amounts. Federal law also requires that all transactions between a U.S. bank and its affiliates be on terms as favourable to the bank as transactions with non-affiliates.

     The limitations described above are applicable to U.S. branches of foreign banks in their transactions with affiliates engaged in non-credit related insurance underwriting, securities underwriting and dealing, merchant banking and insurance company investment activities. In addition, other regulations already subject transactions between a U.S. branch of a foreign bank and a company held under merchant banking authority to the transaction limitations.

     U.S. Regulation of Broker-Dealer Subsidiaries — The bank’s U.S.-registered broker-dealer subsidiaries are RBC Capital Markets Corporation (“RBCCM”), RBC Capital Markets Arbitrage, S.A. (“RBCCMA”) and RBC Dain Rauscher Inc. (“RBC Dain Rauscher”). Each of these broker-dealer subsidiaries is regulated by the U.S. Securities and Exchange Commission (the “SEC”) and state securities regulators, as well as the National Association of Securities Dealers, Inc. and other self-regulatory organizations. In addition, RBCCM and RBCCMA are regulated by the U.S. Commodity Futures Trading Commission and RBCCM and RBC Dain Rauscher are regulated by the New York Stock Exchange.

     The bank’s U.S.-registered broker-dealer subsidiaries are subject to a comprehensive system of regulation that is independent of and substantively different from banking regulation. In particular, such subsidiaries are subject to the SEC’s net capital rule, Rule 15c3-1 (the “Net Capital Rule”), promulgated under the U.S. Securities Exchange Act of 1934. The Net Capital Rule requires the maintenance of minimum net capital, as defined. Compliance with the Net Capital Rule could limit the operations that require the intensive use of capital, such as underwriting and trading activities and the financing of customer account balances. The Net Capital Rule also limits the ability of broker-dealers to transfer capital to the bank or its affiliates.

     U.S. Insurance — State Regulation — The bank’s U.S. insurance subsidiaries are Liberty Life Insurance Company, Liberty Insurance Services Corporation and Business Men’s Assurance Company of America (“BMA”). Liberty Life Insurance Company and Liberty Insurance Services Corporation are subject to regulation by the South Carolina Department of Insurance (the “SC Department”) and the various states and jurisdictions in which they transact business. The SC Department’s regulation, supervision and administration of Liberty Life Insurance Company relates, among other things, to the standards of solvency that it must maintain, the licensing of it and its agents, the lines of insurance in which it may engage, the nature of and limitations on investments, premium rates, restrictions on the size of risks that may be insured under a single policy, reserves and provisions for unearned premiums, losses and other obligations, deposits of securities for the benefit of policyholders, approval of policy forms and the regulation of market conduct including the use of credit information in underwriting as well as other underwriting and claims practices. The regulation, supervision and administration by the SC Department and the insurance regulators in the other states and jurisdictions in which Liberty Insurance Services Corporation transacts business relates to, among other things, the licensing, bonding, fiduciary obligations, compensation and administrative activities of Liberty Insurance Services Corporation. The SC Department also periodically examines the affairs of Liberty Life Insurance Company and Liberty Insurance Services Corporation (and, at its option, their affiliates) and requires both entities to file annual and other reports relating to its financial condition and other matters.

     BMA, which was acquired by Liberty Life Insurance Company in 2003, is subject to regulation by the Missouri Department of Insurance (the “MO Department”) and the various states and jurisdictions in which it transacts business. The MO Department regulates, supervises and administers BMA in a manner that is similar in scope to the SC Department’s regulation, supervision and administration of Liberty Life Insurance Company. BMA sells variable insurance products that are subject to regulation by the SEC and are also subject to state securities laws and regulations. Liberty Life Insurance Company intends to redomesticate BMA from Missouri to South Carolina as soon as feasible.

     Although the bank is not regulated as an insurance company, it is the owner, through its subsidiary RBC Insurance Holdings (USA) Inc., of the capital stock of Liberty Life Insurance Company and BMA. It and its subsidiaries and affiliates are therefore subject to the South Carolina and Missouri state insurance holding company laws. Those laws, as well as certain other laws, establish standards and require disclosure and, in some instances, prior approval of material transactions between an insurance company and an affiliate.

     Liberty Life Insurance Company and BMA are each subject to state statutory and regulatory restrictions that limit the amount of dividends or distributions by an insurance company to its stockholders.

     Liberty Life Insurance Company followed an industry practice years ago that charged African-Americans premiums which reflected differences in life expectancy by race. This underwriting practice, regulated by state insurance departments, was discontinued for new Liberty Life policies in the 1960s. Following an examination of Liberty Life Insurance Company’s industrial life block of business which began in 2000, the SC Department issued an order seeking a $2 million fine and a one-year suspension of its license to conduct insurance business in South Carolina. Liberty Life Insurance Company contested the order in an administrative proceeding. In December 2002, the SC Department and Liberty Life Insurance Company reached an agreement in principle to resolve the contested case proceeding and to provide for the regulatory settlement of this issue in other affected states. The regulatory settlement agreement was formally consummated in January 2003 and approved by the South Carolina Administrative Law Judge Division in March 2003. The regulatory settlement has been adopted by the large majority of affected states. After the settlement was reached, the states of Kentucky and Ohio began an independent examination with respect to a block of policies that were originally issued by Kentucky Central Life Insurance Company and that were reinsured by

Liberty Life Insurance Company in 1994. Liberty Life Insurance Company is cooperating in the examination. It has also stated its willingness to include these policies in the regulatory settlement that was approved in March 2003.

     U.S. Mortgage Subsidiary — The bank’s U.S. nonbank mortgage subsidiary is RBC Mortgage Company. This subsidiary is subject to regulation by various U.S. federal and state authorities. The rules and regulations of these authorities impose licensing obligations on RBC Mortgage Company, establish standards for processing, underwriting and servicing mortgage loans, prohibit discrimination and restrict certain loan terms. In addition, RBC Mortgage Company’s mortgage origination activities are subject to the Equal Credit Opportunity Act, Truth-in-Lending Act, Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act and Home Ownership Equity Protection Act and the regulations promulgated thereunder, as well as to other federal and state laws. These laws prohibit discrimination, require maintenance and disclosure of information regarding the disposition of mortgage applications based on race, gender, geographical distribution and income level, require disclosure of certain basic information to mortgagors concerning credit and settlement costs and limit payment for settlement services to the reasonable value of the services rendered.

     U.S. Legislative and Regulatory Initiatives — Various legislative and regulatory initiatives are from time to time introduced in the U.S. Congress and state legislatures, as well as by U.S. federal and state regulatory authorities and self-regulatory organizations. The bank cannot determine the ultimate effect that any such potential legislation, if enacted, would have upon its financial condition or operations.

DESCRIPTION OF CAPITAL STRUCTURE

General Description

     The bank’s authorized share capital consists of an unlimited number of common shares without nominal or par value and an unlimited number of first preferred shares and second preferred shares without nominal or par value, issuable in series, which classes may be issued for a maximum consideration of $10 billion and $5 billion, respectively. The following summarizes certain provisions of the bank’s common shares and preferred shares. This summary is qualified in its entirety by the by-laws of the bank and the actual terms and conditions of such shares.

Common Shares

     The holders of the bank’s common shares are entitled to notice of, to attend and to one vote per share at all meetings of the bank’s shareholders, except meetings at which only holders of a specified class, other than common shares, or series of shares are entitled to vote. The holders of the bank’s common shares are entitled to receive dividends as and when declared by the board of directors, subject to the preference of the bank’s preferred shares. After payment to the holders of the bank’s preferred shares of the amount or amounts to which they may be entitled, and after payment of all outstanding debts, the holders of the common shares will be entitled to receive the remaining property of the bank upon liquidation, dissolution or winding-up.

First Preferred Shares as a Class

     (a)   Issuable in Series

     The bank may issue first preferred shares, from time to time, in one or more series with such series rights, privileges, restrictions and conditions as the board of directors may determine by resolution. Currently, the bank has outstanding Non-Cumulative Series N, Non-Cumulative Series O, Non-Cumulative Series P and Non-Cumulative Series S first preferred shares. Each of the outstanding series of first preferred shares are, subject to the consent of OSFI and the requirements of the Bank Act, redeemable by the bank or exchangeable by the bank into common shares. In addition, on or after August 24, 2008, the Non-Cumulative Series N first preferred shares are convertible by the holders into common shares of the bank.

     (b)   Priority

     The first preferred shares of each series rank on a parity with the first preferred shares of every other series and are entitled to preference over the bank’s second preferred shares and common shares and over any other shares ranking junior to the first preferred shares with respect to the payment of dividends and in the distribution of property in the event of the liquidation, dissolution or winding-up of the bank.

     (c)   Creation and Issue of Shares

     Pursuant to the Bank Act, the bank may not, without approval of the holders of the first preferred shares, create any other class of shares ranking equal with or superior to the first preferred share. In addition, the bank may not, without the prior approval of the holders of the first preferred shares as a class given as specified below under “— Shareholder Approvals” (in addition to such approvals as may be required by the Bank Act or any other legal requirement), (i) create or issue any shares ranking in priority to the first preferred shares or (ii) create or issue any additional series of first preferred shares or any shares ranking pari passu with the first preferred shares unless at the date of such creation or issuance all cumulative dividends up to and including the dividend payment for the last completed period for which such cumulative dividends are payable have been declared and paid or set apart for payment in respect of each series of cumulative first preferred shares then issued and outstanding and any declared and unpaid non-cumulative dividends have been paid or set apart for payment in respect of each series of non-cumulative first preferred shares then issued and outstanding. Currently, there are no outstanding first preferred shares which carry the right to cumulative dividends.

     (d)   Voting Rights

     The holders of the first preferred shares are not entitled to any voting rights as a class except as provided below or by law or with respect to the right to vote on certain matters as specified below under “— Shareholder Approvals”.

     (e)   Shareholder Approvals

     The approval of all amendments to the provisions attaching to the first preferred shares as a class and any other approval to be given by the holders of the first preferred shares may be given in writing by the holders of not less than all of the outstanding first preferred shares or by a resolution carried by the affirmative vote of not less than 66 2/3% of the votes cast at a meeting of holders of first preferred shares at which a quorum of the outstanding first preferred shares is represented. A quorum at any meeting of holders of first preferred shares is 51% of the shares entitled to vote at such meeting, except that at an adjourned meeting there is no quorum requirement.

Second Preferred Shares as a Class

     (a)   Issuable in Series

     The bank may issue second preferred shares, from time to time, in one or more series with such series rights, privileges, restrictions and conditions as the board of directors may determine by resolution. There are no series of second preferred shares of the bank currently outstanding.

     (b)   Priority

     The second preferred shares rank junior to the first preferred shares. The second preferred shares of each series rank on a parity with the second preferred shares of every other series and are entitled to preference over the bank’s common shares and over any other shares ranking junior to the second preferred shares with respect to the payment of dividends and in the distribution of property in the event of the liquidation, dissolution or winding-up of the bank.

     (c)   Creation and Issue of Shares

     Pursuant to the Bank Act, the bank may not, without approval of the holders of the second preferred shares, create any other class of shares ranking equal with or superior to the second preferred share. In addition, the bank may not, without the prior approval of the holders of the second preferred shares as a class given as specified below under “— Shareholder Approvals” (in addition to such approvals as may be required by the Bank Act or any other legal requirement), (i) create or issue any shares ranking in priority to the second preferred shares or (ii) create or issue any additional series of second preferred shares or any shares ranking pari passu with the second preferred shares unless at the date of such creation or issuance all cumulative dividends up to and including the dividend payment for the last completed period for which such cumulative dividends are payable have been declared and paid or set apart for payment in respect of each series of cumulative second preferred shares then issued and outstanding and any declared and unpaid non-cumulative dividends have been paid or set apart for payment in respect of each series of non-cumulative second preferred shares then issued and outstanding. Currently, there are no outstanding second preferred shares which carry the right to cumulative dividends.

     (d)   Voting Rights

     The holders of the second preferred shares are not entitled to any voting rights as a class except as provided below or by law or with respect to the right to vote on certain matters as specified below under “— Shareholder Approvals”.

     (e)   Shareholder Approvals

     The approval of all amendments to the provisions attaching to the second preferred shares as a class and any other approval to be given by the holders of the second preferred shares may be given in writing by the holders of not less than all of the outstanding second preferred shares or by a resolution carried by the affirmative vote of not less than 66 2/3% of the votes cast at a meeting of holders of second preferred shares at which a quorum of the outstanding second preferred shares is represented. A quorum at any meeting of holders of second preferred shares is 51% of the shares entitled to vote at such meeting, except that at an adjourned meeting there is no quorum requirement.

DIVIDENDS

     The bank has had an uninterrupted history of paying dividends on its common shares and on each of its outstanding series of first preferred shares. The following table sets forth the dividends paid or payable on the bank’s common shares and each outstanding series of first preferred shares in each of the last three most recently completed fiscal years.

		First Preferred Shares
	Common Shares	Series N	Series O	Series P	Series S
2002	$1.52	$1.175	$1.375	$1.4375	$1.525
2003	$1.72	$1.175	$1.375	$1.4375	$1.525
2004	$2.02	$1.175	$1.375	$1.4375	$1.525

     The declaration and payment of future dividends and the amount thereof will be subject to the discretion of the bank’s board of directors, and will be dependent upon the results of operations, financial condition, cash requirements and future prospectus of, and regulatory restrictions on the payment of dividends by, the bank and other factors deemed relevant by the board of directors.

     The bank’s dividend payout ratio (common share dividends as a percentage of net income less preferred share dividends) goal was increased in 2004 to a range of 40-50% from the earlier goal of 35-40%.

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MARKET FOR SECURITIES

     Common shares of the bank are listed on the TSX in Canada, the NYSE in the U.S.A. and the SWX in Switzerland.

     Preferred shares are listed on the TSX.

     The following table sets out the closing price range and trading volumes of the common shares on the TSX and the NYSE for the periods indicated:

	TSX		NYSE
COMMON SHARES	Closing Price	Volumes	Closing Price	Volumes
	($CAN)	(in 000s)	($US)	(in 000s)
2003
November	61.70	27,432,450	47.88	1,096,400
December	61.80	38,320,687	47.68	1,422,000
2004
January	63.19	38,393,947	47.52	1,316,300
February	63.45	34,591,813	47.55	1,193,200
March	62.55	53,483,352	47.70	1,625,700
April	60.95	28,488,391	44.40	1,258,000
May	59.06	28,768,046	43.35	1,017,300
June	59.13	27,584,366	44.33	907,300
July	61.50	21,591,860	46.31	1,012,600
August	59.42	24,985,635	45.29	1,199,800
September	59.95	29,280,919	47.28	831,100
October	63.40	27,769,799	52.03	1,249,900

     The following table sets out the closing price range and trading volumes of the Preferred Share Series N on the TSX for the periods indicated:

	TSX
	Closing Price	Volumes
	($CAN)	(in 000s)
2003
November	26.25	76,961
December	26.54	57,319
2004
January	26.11	1,193,585
February	26.64	126,725
March	26.78	648,597
April	25.75	1,214,903
May	25.96	83,071
June	26.00	73,352
July	25.80	1,030,303
August	26.17	214,304
September	26.19	76,640
October	26.24	1,020,157

     The following table sets out the closing price range and trading volumes of the Preferred Share Series O on the TSX for the periods indicated:

	TSX
	Closing Price	Volume
	($CAN)	(in 000s)
2003
November	26.15	100,211
December	26.56	143,625
2004
January	26.15	43,125
February	26.34	52,085
March	26.85	153,310
April	25.25	138,816
May	25.74	119,034
June	25.26	62,888
July	25.50	69,770
August	25.75	93,225
September	26.10	78,376
October	26.24	64,440

     The following table sets out the closing price range and trading volumes of the Preferred Share Series P on the TSX for the periods indicated:

	TSX
	Closing Price	Volumes
	($CAN)	(in 000s)
2003
November	26.25	40,058
December	26.41	58,990
2004
January	26.74	111,552
February	26.45	56,334
March	26.82	72,920
April	25.75	165,765
May	25.30	61,695
June	25.85	58,100
July	25.90	23,127
August	26.20	39,335
September	26.00	49,623
October	25.89	85,000

     The following table sets out the closing price range and trading volumes of the Preferred Share Series S on the TSX for the periods indicated:

	TSX
	Closing Price	Volumes
	($CAN)	(in 000s)
2003
November	27.95	106,731
December	27.96	256,416
2004
January	28.00	121,160
February	27.86	111,810
March	28.21	703,425
April	27.26	770,075
May	26.37	187,545
June	27.00	132,984
July	27.80	131,688
August	27.51	109,304
September	27.50	169,955
October	27.50	171,587

Prior Sales

Prior Sales of Subordinated Debentures of Royal Bank of Canada

     The following chart sets out all issuances of subordinated debentures of the Royal Bank of Canada during the 12 months ending October 31, 2004:

	Issue Price per $1,000
	Principal Amount of	Aggregate Issue Price
Date Issued	Debentures	(millions)
November 3, 2003	$1,000.00	$1,000.00
January 27, 2004	999.64	499.82
April 13, 2004	1,000.00	1,000.00
June 18, 2004	1,000.00	600.00

Total		3,099.82

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SUBORDINATED DEBT AND PREFERRED STOCK RATINGS

     Each subordinated debt and preferred stock rating received from an approved rating organization.

RATING AGENCY	RATING	RANK*
Moody’s Investors Service — (New York)
Bank Subordinated Debentures	Aa3	(4) of 21
Obligations rated Aa are judged to be of high quality and are subject to very low credit risk. The modifier 3 indicates a ranking in the lower end of that rating category.
Rating Outlook	Stable
Means rating is not likely to change
Standard & Poor’s — (New York)
Bank Subordinated Debentures	A+	(5) of 22
An obligation rated “A” is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher rated categories. However, the obligor’s capacity to meet its financial commitments on the obligation is still strong. The plus sign shows relative standing within this rating category.
Preferred Stock	A	(4) of 22
An obligation rated “A” is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher rated categories. However, the obligor’s capacity to meet its financial commitments on the obligation is still strong.
Rating Outlook	Negative
Indicates there is a reasonable probability that the rating may be lowered.
Dominion Bond Rating Service — (Toronto)
Bank Subordinated Debentures	A (high)	(5) of 26
Long term debt rated A is of satisfactory quality. Protection of interest and principal is still substantial, but the degree of strength is less than that of AA rated entities. While A is a respectable rating, entities in this category are considered to be more susceptible to adverse economic conditions and have greater cyclical tendencies than higher rated securities
Preferred Stock	Pfd-l (low)	(3) of 26
Preferred shares rated Pfd-1 are of superior credit quality, and are supported by entities with strong earnings and balance sheet characteristics
Rating Outlook	Stable
Means rating is not likely to change
Fitch Ratings — (New York)
Bank Subordinated Debentures	AA-	(4) of 24
AA ‘ratings denote a very low expectation of credit risk. They indicate very strong capacity for timely payment of financial commitments. This capacity is not significantly vulnerable to foreseeable events. “-” denotes relative status within major rating category.
Rating Outlook	Negative
Indicates there is a reasonable probability of a ratings downgrade.

*	Numbers in brackets indicate the rank of the rating, with 1 being the highest, 2 being the next, etc...

What the ratings address:

     Subordinated Debentures: Credit ratings are the current opinion of the rating agency on creditworthiness of an obligor with respect to a specific financial obligation and a specific class of financial obligation for a specific financial program. Ratings take into consideration the creditworthiness of guarantors, insurers, or other forms of credit enhancement on the obligation and takes into account the currency in which the obligation is denominated.

     Preferred Stock: Preferred stock ratings address the issuer’s capacity and willingness to pay dividends and principal, in case of limited life preferreds, on a timely basis. They address the likelihood of timely payment of dividends, notwithstanding the legal ability to pass on or defer a dividend payment.

     Rating Outlook: Rating Outlook assesses the potential direction of a long-term credit rating over the intermediate to longer term. In determining a Rating Outlook consideration is given to any changes in the economic and fundamental business conditions. An Outlook is not necessarily a precursor of a rating change.

     The issue credit rating is not a recommendation to purchase sell or hold a financial obligation inasmuch as it does not comment as to market price or suitability for a particular investor. Ratings are subject to revision or withdrawal at any time by the rating organization.

RISK FACTORS

     A discussion of risks affecting the bank and its business appears under the heading “Factors that may affect future results” on pages 71 to 72 and 71A to 72A of the bank’s management’s discussion and analysis for the year ended October 31, 2004 which discussion is incorporated by reference herein. The bank’s management’s discussion and analysis for the year ended October 31, 2004 is available on our website at rbc.com, on the Canadian Securities Administrators’ website at sedar.com and on the EDGAR section of the United States Securities and Exchange Commission’s website at sec.gov.

LEGAL PROCEEDINGS

     A description of certain legal proceedings to which the bank is a party appears under the heading “Litigation” in Note 21 to the consolidated financial statements on pages 105 and 105A of the bank’s audited annual financial statements for the year ended October 31, 2004. The bank’s audited annual financial statements for the year ended October 31, 2004 are available on our website at rbc.com, on the Canadian Securities Administrators’ website at sedar.com and on the EDGAR section of the United States Securities and Exchange Commission’s website at sec.gov.

DIRECTORS AND EXECUTIVE OFFICERS

     Directors — The following are the directors of the bank and their municipalities of residence, as at December 20, 2004:

Municipality of
Name, and Year Elected	Residence	Occupation

W. Geoffrey Beattie[2,4] (2001)	Toronto	President, The Woodbridge Company Limited Deputy Chairman, The Thomson Corporation

George A. Cohon[1,3] (1988)	Toronto	Founder and Senior Chairman, McDonald’s Restaurants of Canada Limited

Douglas T. Elix[2,4] (2000)	Ridgefield, Connecticut	Senior Vice-President and Group Executive, Sales & Distribution, IBM Corporation

John T. Ferguson[3,4] (1990)	Edmonton	Chairman of the Board, Princeton Developments Ltd. Chair of the Board, TransAlta Corporation

L. Yves Fortier[2] (1992)	Montreal	Chairman, Ogilvy Renault Chairman of the Board, Alcan Inc.

The Hon. Paule Gauthier[3,4] (1991)	Quebec City	Senior Partner, Desjardins Ducharme Stein Monast

Jacques Lamarre1, [2] (2003)	Montreal	President and Chief Executive Officer, SNC-Lavalin Group Inc.

Brandt C. Louie[2,3] (2001)	West Vancouver	President and Chief Executive Officer, H.Y. Louie Co. Limited Chairman and Chief Executive Officer, London Drugs Limited

J. Edward Newall[1] (1984)	Calgary	Chairman of the Board, NOVA Chemicals Corporation Chairman of the Board, Canadian Pacific Railway Limited

Gordon M. Nixon (2001)	Toronto	President and Chief Executive Officer, Royal Bank of Canada

David P. O’Brien[3,4] (1996)	Calgary	Chairman of the Board, Royal Bank of Canada Chairman of the Board, EnCana Corporation

Robert B. Peterson[1,4] (1992)	Toronto	Company Director

J. Pedro Reinhard[1,2] (2000)	Midland, Michigan	Executive Vice-President and Chief Financial Officer, The Dow Chemical Company

Cecil W. Sewell, Jr. (2001)	Raleigh, North Carolina	Chairman, RBC Centura Banks, Inc.

Kathleen P. Taylor[1] (2001)	Toronto	President, Worldwide Business Operations, Four Seasons Hotels Inc.

Victor L. Young[2,3] (1991)	St. John’s	Company Director

1Audit Committee, 2Conduct Review and Risk Policy Committee, 3Corporate Governance and Public Policy Committee, 4Human Resources Committee

     Directors are elected annually and hold office until the next annual meeting of shareholders.

     Since November 1, 1999, the directors have held the principal occupations described above, except Mr. George A. Cohon, who prior to January 2000 was Senior Chairman and Chairman of the Executive Committee of McDonald’s Restaurants of Canada Limited; Mr. Douglas T. Elix, who prior to May 2004 was Senior Vice-President & Group Executive, IBM Global Services, IBM Corporation; Mr. Gordon M. Nixon, who prior to August 2001 was President and Chief Operating Officer of Royal Bank of Canada, prior to April 2001 was Chief Executive Officer of RBC Dominion Securities Inc., and prior to December 1999 was Head, Corporate and Investment Banking of RBC Dominion Securities Inc.; Mr. David P. O’Brien, who prior to April 2002 was Chairman and Chief Executive Officer of PanCanadian Energy Corporation (which merged with Alberta Energy Company Ltd. in April 2002 to form EnCana Corporation) and prior to October 2001 was Chairman, President and Chief Executive Officer of Canadian Pacific Limited; Mr. Robert B. Peterson, who prior to April 2002 was Chairman and Chief Executive Officer of Imperial Oil Limited and prior to January 2002 was Chairman, President and Chief Executive Officer of Imperial Oil Limited; Mr. Cecil W. Sewell, Jr., who prior to June 2001 was Chief Executive Officer of Centura Banks, Inc. (now RBC Centura Banks, Inc.) and prior to February 2000 held a number of senior executive positions at Centura Banks, Inc.; and Mr. Victor L. Young, who prior to October 2001 was Chairman and Chief Executive Officer of Fishery Products International Limited.

     Mr. George A. Cohon, Mr. David P. O’Brien, Mr. J. Pedro Reinhard and Ms. Kathleen P. Taylor were directors of other companies which, in the ten years preceding the date of this annual information form and while they were directors of the other companies, became bankrupt, made proposals under legislation relating to bankruptcy or insolvency or were subject to or instituted any proceedings, arrangement or compromise with creditors.

     Mr. L. Yves Fortier is a director of Nortel Networks Corporation and Nortel Networks Limited (collectively, “Nortel Networks”). The directors, officers and other current and former employees of Nortel Networks are currently subject to management cease trade orders issued by certain Canadian securities regulators on or about May 31, 2004. The management cease trade orders were imposed in response to the failure by Nortel Networks to file certain financial statements with such Canadian securities regulators.

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     Executive officers — The following are the executive officers and their municipalities of residence as at December 20, 2004:

Name	Title	Municipality of Residence
Peter Armenio	Group Head U.S. and International	Toronto, ON, Canada
Elisabetta Bigsby	Group Head Transformation Office and Human Resources	Toronto, ON, Canada
Janice R. Fukakusa	Chief Financial Officer	Toronto, ON, Canada
Martin J. Lippert	Group Head Global Technology And Operations	Mississauga, ON, Canada
Gordon M. Nixon	President and Chief Executive Officer	Toronto, ON, Canada
Barbara G. Stymiest	Chief Operating Officer	Toronto, ON, Canada
W. James Westlake	Group Head Personal and Business Clients Canada	Oakville, ON, Canada
Charles M. Winograd	Group Head Global Capital Markets	Toronto, ON, Canada

     Since November 1, 1999 the executive officers, other than Barbara G. Stymiest, have been engaged in various capacities in the affairs of the bank, and its affiliates. Prior to joining the bank, Barbara G. Stymiest was the Chief Executive Officer and President of TSX Inc. since October 1999.

     Ownership of securities — To the knowledge of the bank, the directors and executive officers, as a group, beneficially own or exercise control or direction over less than (1%) of the common and preferred shares of the bank. None of the directors or executive officers of the bank holds shares of its subsidiaries except where required for qualification as a director of a subsidiary.

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PRINCIPAL SUBSIDIARIES

Carrying value of
voting shares owned
Principal Subsidiaries (1)	Principal office address (2)	by the Bank (3)

Royal Bank Mortgage Corporation (4)	Montreal, Quebec, Canada	768

Royal Trust Corporation of Canada	Toronto, Ontario, Canada	786

The Royal Trust Company	Montreal, Quebec, Canada	612

Royal Mutual Funds Inc.	Toronto, Ontario, Canada	5

RBC Capital Trust	Toronto, Ontario, Canada	699

RBC Capital Trust II	Toronto, Ontario, Canada	2

RBC Technology Ventures Inc.	Toronto, Ontario, Canada	22

RBC Capital Partners Limited	Toronto, Ontario, Canada	30

RBC Dominion Securities Limited (4)	Toronto, Ontario, Canada	1,015
RBC Dominion Securities Inc.	Toronto, Ontario, Canada
RBC Alternative Assets, Inc. (2) (6)	New York, New York, U.S.A.

Royal Bank Holding Inc.	Toronto, Ontario, Canada	14,688
4111494 Canada Inc.	Vancouver, British Columbia, Canada
4145348 Canada Corp.	Vancouver, British Columbia, Canada
4145356 Canada Ltd.	Vancouver, British Columbia, Canada
6024530 Canada Inc.	Vancouver, British Columbia, Canada
Connor Clark Ltd.	Toronto, Ontario, Canada
RBC Insurance Holding Inc.	Mississauga, Ontario, Canada
RBC General Insurance Company	Mississauga, Ontario, Canada
RBC Life Insurance Company	Mississauga, Ontario Canada
RBC Travel Insurance Company	Mississauga, Ontario, Canada
RBC Action Direct Inc.	Richmond Hill, Ontario, Canada
RBC Asset Management Inc.	Toronto, Ontario, Canada
Royal Bank Realty Inc.	Montreal, Quebec, Canada
R.B.C. Holdings (Bahamas) Ltd.	Nassau, Bahamas
RBC Caribbean Investments Limited	George Town, Grand Cayman
Royal Bank of Canada Insurance Company Ltd.	St. Michael, Barbados
Finance Corporation of Bahamas Limited	Nassau, Bahamas
Royal Bank of Canada Trust Company (Bahamas) Limited	Nassau, Bahamas
Investment Holdings (Cayman) Limited	George Town, Grand Cayman
Royal Bank of Canada (Barbados) Limited	St. Michael, Barbados
Royal Bank of Canada (Caribbean) Corporation	St. Michael, Barbados
RBC Capital Markets Arbitrage SA	Luxembourg
RBC Capital Markets Arbitrage, LLC	Wilmington, Delaware, U.S.A.
RBC Holdings (USA) Inc. (2)	New York, New York, U.S.A.
RBC USA Holdco Corporation(2)	New York, New York, U.S.A.
RBC Dain Rauscher Corp. (2)	Minneapolis, Minnesota, U.S.A.
RBC Capital Markets Corporation	New York, New York, U.S.A.
RBC Insurance Holding (USA) Inc.	Wilmington, Delaware, U.S.A.
Liberty Life Insurance Company	Greenville, South Carolina, U.S.A.
Business Men’s Assurance Company of America	Kansas City, Missouri, U.S.A.
RBC Holdings (Delaware) Inc. (5)	Wilmington, Delaware, U.S.A.
Prism Financial Corporation (2) (5)	Chicago, Illinois, U.S.A.
Royal Bank of Canada (Asia) Limited	Singapore, Singapore

RBC Alternative Assets, L.P. (2) (6)	New York, New York, U.S.A.	11

RBC Centura Banks, Inc. (5)	Rocky Mount, North Carolina, U.S.A.	3,870
RBC Centura Bank	Rocky Mount, North Carolina, U.S.A.
CBRM, Inc.	Wilmington, Delaware, U.S.A.
Church Street Management, Inc.	Richmond, Virginia, U.S.A.
RBC Mortgage Company	Chicago, Illinois, U.S.A.
TFB Management, Inc.	Wilmington, Delaware, U.S.A.

RBC Capital Investments Holdings (USA) Inc.	Wilmington, Delaware, U.S.A.	72

RBCF L. P. (2)	Wilmington, Delaware, U.S.A.	239

Royal Bank of Canada Financial Corporation	St. Michael, Barbados	3

RBC Finance B.V.	Amsterdam, Netherlands	2,449
Royal Bank of Canada Holdings (U.K.) Limited	London, England
Royal Bank of Canada Europe Limited	London, England
RBC Holdings (Channel Islands) Limited	Guernsey, Channel Islands
Royal Bank of Canada (Channel Islands) Limited	Guernsey, Channel Islands
Royal Bank of Canada Trust Company (International) Limited	Jersey, Channel Islands
Royal Bank of Canada (Suisse)	Geneva, Switzerland

RBC Investment Management (Asia) Limited	Hong Kong, China	6

RBC Global Services Australia Pty Limited	Sydney, New South Wales, Australia	40

(1)	The Bank owns 100% of the voting shares of each subsidiary except Finance Corporation of Bahamas Limited (75%).
(2)	Each subsidiary is incorporated under the laws of the state or country in which the principal office is situated, except for RBC Alternative Assets Inc., RBC Alternative Assets, L.P., RBC Holdings (USA) Inc., RBC USA Holdco Corporation, RBC Dain Rauscher Corp. and Prism Financial Corporation, which are incorporated under the laws of the state of Delaware, U.S.A. and RBCF L.P. which is incorporated under the laws of the state of Nevada, U.S.A.
(3)	The carrying value (in millions of dollars) of voting shares is stated as the bank’s equity in such investments.
(4)	The subsidiaries have outstanding non-voting shares of which the bank, directly or indirectly, owns 100%.
(5)	RBC Holdings (Delaware) Inc. owns 3.06% and Prism Financial Corporation owns 6.91% of RBC Centura Banks, Inc.
(6)	RBC Alternative Assets, Inc. owns 1% of RBC Alternative Assets, L.P.

AUDIT COMMITTEE

Audit Committee Mandate

     The mandate of the audit committee is attached as Appendix A to this Annual Information Form.

Composition of Audit Committee

     The audit committee of the bank consists of Robert B. Peterson (chair) and George A. Cohon, Jacques Lamarre, J. Edward Newall, J. Pedro Reinhard and Kathleen P. Taylor. Each member of the audit committee is independent and none receives, directly or indirectly, any compensation from the bank other than for service as a member of the board of directors and its committees. All members of the audit committee are financially literate as defined under Multilateral Instrument 51-102 — Audit Committees. In considering the criteria for determining financial literacy, the board looks at the ability of a director to read and understand a balance sheet, an income statement and a cash flow statement of a financial institution.

Relevant Education and Experience of Audit Committee Members

     In addition to each member’s general business experience, the education and experience of each audit committee member that is relevant to the performance of his or her responsibilities as an audit committee member is as follows: Mr. Peterson is retired Chairman and Chief Executive Officer of Imperial Oil Limited and has been a member of the bank’s audit committee for 5 years. Mr. Cohon is the Founder and Senior Chairman and director of McDonald’s Restaurants of Canada Limited. He is also on the board of a number of companies, including Royal Trust Corporation of Canada, The Royal Trust Company and Astral Media Inc. Mr. Lamarre has been the chief executive officer of SNC-Lavalin Inc. for eight years and was a director of Canadian Pacific Railway Limited for three years. He has also completed Harvard university’s Executive Development Program. Mr. Newall is the Chairman of NOVA Chemicals and served as the Chief Executive Officer for seven years before retirement. Mr. Newall is also the Chairman of Canadian Pacific Railway Limited and was the Chief Executive Officer of DuPont Canada Inc. for 13 years. Mr. Reinhard has been the chief financial officer of The Dow Chemical Company for 8 years and is a member of the audit committees of The Coca-Cola Company and the bank. Mr. Reinhard is also a past chairman of the CFO Council Conference Board. Ms. Taylor is the President, Worldwide Business Operations of Four Seasons Hotels Inc. and has been a member of the bank’s audit committee for four years. Ms. Taylor obtained a Masters of Business Administration from York University.

Pre-approval Policies and Procedures

     The audit committee has considered whether the provision of services other than audit services is compatible with maintaining the auditors’ independence. The audit committee has adopted a policy that prohibits the bank from engaging auditors for “prohibited” categories of non-audit services and requires pre-approval by the audit committee of audit services and other services within permissible categories of non-audit services.

Auditors’ Fees

     Deloitte & Touche LLP has served as one of the bank’s auditing firms for the previous seven years and became the bank’s sole auditor in September 2003. Fees payable for the years ended October 31, 2004 and October 31, 2003 to Deloitte & Touche LLP and its affiliates are $18.8 million and $22.4 million. Fees payable to Deloitte & Touche LLP and its affiliates in 2004 and 2003 are detailed below.

	Year ended	Year ended
	October 31, 2004	October 31, 2003
	(millions)
Audit fees	$16.1	$16.5
Audit-related fees	2.0	1.4
Tax fees	0.4	1.6
All other fees	0.3	2.9

	$18.8	$22.4

     PricewaterhouseCoopers LLP also served as one of the bank’s auditing firms until September 23, 2003. Up to its resignation on September 23, 2003, fees payable to PricewaterhouseCoopers LLP and its affiliates were $11.7 million. For 2003, fees payable to Deloitte & Touche LLP and PricewaterhouseCoopers LLP were $34.1 million in total.

     The nature of each category of fees is described below.

Audit fees

     Audit fees were paid for professional services rendered by the auditors for the audit of the annual financial statements of the bank and its subsidiaries or services provided in connection with statutory and regulatory filings or engagements.

Audit-related fees

     Audit-related fees were paid for assurance and related services that are reasonably related to the performance of the audit or review of the annual financial statements and are not reported under the audit fees item above. These services consisted of:

•	special attest services not required by statute or regulation;

•	reporting on the effectiveness of internal controls as required by contract or for business reasons including the reporting on internal controls for pension custody clients;

•	accounting consultations and special audits in connection with acquisitions;

•	the audit of the financial statements of the bank’s various pension plans and charitable foundations;

•	the audits of various trusts and other entities as required in connection with the securitization of credit cards and mortgage loans; and

•	the audit of certain special purpose vehicles relating to complex structured products.

Tax fees

     Tax fees were paid for tax compliance services including the review of original and amended tax returns, assistance with questions regarding tax audits, the preparation of employee tax returns under the bank’s expatriate tax services program and assistance in completing routine tax schedules and calculations.

All other fees

     Fees disclosed in the table above under the item “all other fees” were paid for products and services other than the audit fees, audit-related fees and tax fees described above. These services consisted of:

•	French translation of the annual consolidated financial statements and management’s discussion and analysis for the year ended October 31, 2003 and October 31, 2004; interim consolidated financial statements and quarterly reports to shareholders; financial information included in the annual information form, prospectuses and other offering documents; certain newsletters and other press releases related to the payment of dividends; certain sections of the bank’s Annual Report to Shareholders; and financial statements of certain of the bank’s subsidiaries; and

•	business recovery services where the auditor: acts as privately appointed receiver and manager pursuant to the terms of a security instrument held by the bank or a syndicate of banks; conducts a business review of a debtor on behalf of the bank; or acts as monitor under private appointment.

TRANSFER AGENT AND REGISTRAR

     In Canada, Computershare Trust Company of Canada is the transfer agent and registrar for the bank’s common shares and the bank’s Preferred Shares Series N, Series O, Series P and Series S at its principal offices in the cities of: Halifax, Nova Scotia; Montreal, Quebec; Toronto, Ontario; Winnipeg, Manitoba; Calgary, Alberta; and Vancouver, BC.

     In the United States the Bank of New York is the co-transfer agent with offices in New York, New York.

     In the United Kingdom, Computershare Services PLC is the co-transfer agent with offices in Bristol, England.

EXPERTS

     The bank’s auditor is Deloitte & Touche LLP. Prior to the fiscal year ended October 31, 2003, Deloitte & Touche LLP and PricewaterhouseCoopers LLP served jointly as the bank’s auditors.

ADDITIONAL INFORMATION

     Additional information, including directors and officers’ remuneration and indebtedness, principal holders of securities, options to purchase securities, and interests of insiders in material transactions is contained in the bank’s information circular for its most recent annual meeting of shareholders. Additional financial information is provided in the bank’s comparative financial statements for the year ended October 31, 2004.

     The bank will provide to any person, upon request to the Senior Vice-President, Investor Relations at 123 Front St. West, 6th Floor, Toronto, Ontario, M5J 2M2 (416-955-7802), a copy of this annual information form and any documents incorporated by reference, a copy of the comparative financial statements for the year ended October 31, 2004 together with the accompanying report of the auditors, a copy of any interim financial statements subsequent to the financial statements for the year ended October 31, 2004 a copy of the information circular in respect of its most recent annual meeting of shareholders and a copy of any other documents incorporated by reference in a preliminary short form prospectus or short form prospectus if securities of the bank are in the course of a distribution. Additional information relating to the bank may be found on our website at rbc.com, on the Canadian Securities Administrators’ website at sedar.com and on the EDGAR section of the United States Securities and Exchange Commission’s website at sec.gov.

TRADEMARKS

     Trademarks used in this report include the LION & GLOBE Symbol, ROYAL BANK OF CANADA, ROYAL BANK, RBC, RBC FINANCIAL GROUP, RBC BANKING, RBC ROYAL BANK, RBC INVESTMENTS, RBC INSURANCE, RBC CAPITAL MARKETS, RBC GLOBAL SERVICES, RBC BUILDER FINANCE, RBC CENTURA, RBC DAIN RAUSCHER, RBC LIBERTY INSURANCE, RBC MORTGAGE, RBC ROYAL BANK OF CANADA, RBC ACTION DIRECT, RBC ASSET MANAGEMENT, RBC CAPITAL TRUST, RBC CAPITAL TRUST II, ROYAL BANK OF CANADA GLOBAL PRIVATE BANKING, ROYAL MUTUAL FUNDS, and FX DIRECT which are trademarks of Royal Bank of Canada used by Royal Bank of Canada and/or by its subsidiaries under license. All other trademarks mentioned in this report are the property of their respective holders.

APPENDIX A: AUDIT COMMITTEE MANDATE

ROYAL BANK OF CANADA
EXTRACT FROM THE ADMINISTRATIVE RESOLUTIONS ADOPTED BY THE
BOARD OF DIRECTORS OF ROYAL BANK OF CANADA
(hereinafter referred to as the “Bank”)

(As at November 30, 2004)

2.1	Audit Committee

2.1.1	Establishment of Committee and Procedures

a)	Establishment of Committee

A committee of the directors to be known as the “Audit Committee” (hereinafter the “Committee”) is hereby established.

b)	Composition of Committee

The Committee shall be composed of not less than five directors. Each member shall be financially literate, as the Board of Directors interprets such qualification in its business judgment, or must become financially literate within a reasonable period of time after appointment to the Committee. At least one member shall have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment.

c)	Independence of Committee Members

As required by the Bank Act, none of the members of the Committee shall be an officer or employee of the Bank or of an affiliate of the Bank. All of the members of the Committee shall be “unaffiliated”, as defined in regulations made under the Bank Act. All of the members of the Committee shall be independent, as determined by director independence standards adopted by the Board. None of the members of the Committee shall receive from the Bank any compensation other than directors’ fees.

d)	Appointment of Committee Members

Members shall be appointed or reappointed at the annual Organizational Meeting of the directors and in the normal course will serve a minimum of three years. Each member shall continue to be a member until a successor is appointed, unless the member resigns, is removed or ceases to be a director. The Board of Directors may fill a vacancy that occurs in the Committee at any time.

Committee Chairman and Secretary

The Board of Directors or, in the event of its failure to do so, the members of the Committee, shall appoint or reappoint, at the annual Organizational Meeting of the directors, a Chairman from among their number. The Chairman shall not be a former employee of the Bank or of an affiliate. The Committee shall also appoint a Secretary who need not be a director.

Time and Place of Meetings

Meetings may be called by any member of the Committee, or by the external auditors. The time and place of and the procedure at meetings shall be determined from time to time by the members provided that:

i)	a quorum for meetings shall be three members;

ii)	the Committee shall meet at least quarterly;

iii)	the Committee may request any officer or employee of the Bank or the Bank’s outside counsel or external auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee;

iv)	notice of the time and place of every meeting shall be given in writing or by telephone, facsimile, email or other electronic communication to each member of the Committee and to the external auditors at least 24 hours prior to the time fixed for such meeting, provided, however, that business referred to in paragraph 2.1.3.f)(ii) below may be transacted at a meeting of which at least one hour prior notice is given as aforesaid, and that a member may in any manner waive notice of a meeting; and attendance of a member at a meeting is a waiver of notice of the meeting, except where a member attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called; and

v)	a resolution in writing signed by all the members entitled to vote on that resolution at a Committee meeting, other than a resolution of the Committee carrying out its duties under subsection 194(3) of the Bank Act, shall be as valid as if it had been passed at a meeting of the Committee.

Reporting to the Board of Directors

The Committee shall report verbally after each meeting and annually in writing to the Board of Directors with respect to its activities with such recommendations as are deemed desirable in the circumstances. Prior to approval by the directors, the Committee will also report to the Board on the annual statement and returns that must be approved by the directors under the Bank Act.

Evaluation of Effectiveness and Review of Mandate

The Committee shall annually review and assess the adequacy of its mandate and evaluate its effectiveness in fulfilling its mandate.

2.1.2	General Scope of Responsibilities and Purpose of the Committee

Management of the Bank is responsible for the preparation, presentation and integrity of the Bank’s financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.

The external auditors are responsible for planning and carrying out, in accordance with professional standards, an audit of the Bank’s annual financial statements and reviews of the Bank’s quarterly financial information.

The Committee’s purpose is to review the adequacy and effectiveness of these activities and to assist the Board in its oversight of:

(i)	the integrity of the Bank’s financial statements;

(ii)	the external auditors’ qualifications and independence;

(iii)	the performance of the Bank’s internal audit function and external auditors;

(iv)	the adequacy and effectiveness of internal controls; and

(v)	the Bank’s compliance with legal and regulatory requirements.

The Committee is also responsible for preparing any report from the Committee that may be required to be included in the Bank’s annual proxy statement or that the Board elects to include on a voluntary basis.

The Committee shall meet every fiscal quarter, or more frequently at the discretion of the Committee if circumstances dictate, to discuss with management the annual audited financial statements and quarterly financial statements.

At least quarterly, the Committee shall have separate private meetings with the external auditors, the chief internal auditor and management to discuss any matters that the Committee or these groups believe should be discussed.

In fulfilling its role, the Committee is empowered to investigate any matter with full access to all books, records, facilities and personnel of the Bank and the authority to retain outside counsel or other experts for this purpose.

2.1.3	Specific Responsibilities

a)	Documents and Reports

The Committee shall review:

i)	the annual statement of the Bank that under the Bank Act must be approved by the directors and shall report to the directors before such annual statement is approved by the directors;

ii)	the quarterly financial statements of the Bank;

iii)	the Annual Information Form;

iv)	the quarterly and annual Management’s Discussion and Analysis;

v)	earnings press releases, and the types of financial information and earnings guidance provided and types of presentations made to analysts and rating agencies;

vi)	such returns and other periodic disclosure documentation as the Bank is required to file pursuant to applicable legislation, or as the Superintendent of Financial Institutions or as other regulators may specify;

vii)	such investments and transactions that could adversely affect the well-being of the Bank as the external auditors or any officer of the Bank may bring to the attention of the Committee;

viii)	prospectuses relating to the issuance of securities of the Bank;

ix)	an annual report on any litigation matters which could significantly affect the financial statements; and

x)	an annual report from the chief compliance officer on regulatory compliance matters.

b)	Internal Control

The Committee shall require management of the Bank to implement and maintain appropriate systems of internal control. The Committee shall review, evaluate and approve those procedures and meet with the chief internal auditor of the Bank and with management of the Bank to assess the adequacy and effectiveness of these systems of internal control and to obtain on a regular basis reasonable assurance that the organization is in control.

c)	Internal Auditor

The Committee shall:

i)	review and concur in the appointment, replacement, reassignment or dismissal of the chief internal auditor and review the mandate, annual audit plan, and resources of the internal audit function;

ii)	meet with the chief internal auditor of the Bank to review the results of internal audit activities, including any significant issues reported to management by the internal audit function and management’s responses and/or corrective actions;

iii)	meet with the chief internal auditor of the Bank to determine whether any significant weaknesses or breakdowns that have been identified are being addressed;

iv)	review representations from the chief internal auditor, based on audit work done, on the adequacy and degree of compliance with the Bank’s systems of internal control;

v)	review the performance, degree of independence and objectivity of the internal audit function and adequacy of the internal audit process; and

vi)	review with the chief internal auditor any issues that may be brought forward by the chief internal auditor, including any difficulties encountered by the internal audit function, such as audit scope, information access, or staffing restrictions.

d)	External Auditors

The Committee, in its capacity as a committee of the Board of Directors, shall have the authority and responsibility to recommend the appointment and recommend the revocation of the appointment of any registered public accounting firm (including the external auditors) engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services, and to fix their remuneration, subject to the powers conferred on the shareholders by the Bank Act. The Committee shall be responsible for the oversight of the work of each such accounting firm, including resolution of disagreements between management and the accounting firm regarding financial reporting, and each such firm shall report directly to the Committee. The Committee shall:

i)	meet with the external auditors to review and discuss the annual audit plan, the results of the audit, their report with respect to the annual statement and the returns and transactions referred to in subsection 194(3) of the Bank Act, and the report required to be provided to the Committee by the external auditors pursuant to Rule 2-07of the U.S. Securities and Exchange Commission’s Regulation S-X;

ii)	have the sole authority to approve all audit engagement fees and terms, as well as the provision and the terms of any legally permissible non-audit services to be provided by the external auditors to the Bank, with such approval to be given either specifically or pursuant to preapproval policies and procedures adopted by the committee;

iii)	review with the external auditors any issues that may be brought forward by the external auditors, including any audit problems or difficulties, such as restrictions on their audit activities or access to requested information, and management’s response;

iv)	annually review with the external auditors their qualifications, independence and objectivity, including formal written statements delineating all relationships between the external auditors and the Bank that may impact such independence and objectivity;

v)	discuss with the external auditors and with management of the Bank the annual audited financial statements and quarterly financial statements, including the disclosures contained in “Management’s Discussion and Analysis”;

vi)	review hiring policies concerning employees or former employees of the external auditors;

vii)	review and evaluate the qualifications, performance and independence of the lead partner of the external auditors and discuss the timing and process for implementing the rotation of the lead audit partner, the concurring audit partners and any other active audit engagement team partner; and;

viii)	take into account the opinions of management and the Bank’s internal auditors in assessing the qualifications, performance and independence of the external auditors.

e)	CDIC

To ensure compliance with the standards of the Canada Deposit Insurance Corporation (“CDIC”) the Committee shall:

i)	review on a regular basis the Bank’s control environment and internal controls;

ii)	review and approve at least once a year the liquidity and funding management policies and capital management policies recommended by the Bank’s management;

iii)	review on a regular basis the liquidity and funding management processes and the capital management process;

iv)	obtain on a regular basis reasonable assurance that the Bank’s liquidity and funding management policies and capital management policies are being adhered to;

v)	annually review a senior management representation letter concerning adherence to the CDIC standards presented to the Committee; and

vi)	review and approve a periodic standards report and any other matters required from time to time by CDIC.

f)	Other

i)	The Committee shall discuss major issues regarding accounting principles and financial statement presentations, including significant changes in the Bank’s selection or application of accounting principles, analyses prepared by management or the external auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effect on the financial statements of alternative methods of applying Canadian or U.S. generally accepted accounting principles, of regulatory and accounting initiatives and of off-balance sheet structures;

ii)	The Committee shall establish procedures for the receipt, retention, treatment and resolution of complaints received by the Bank regarding accounting or auditing matters, as well as procedures for the confidential and anonymous submission by employees of the Bank of concerns regarding accounting or auditing matters;

iii)	The Committee shall review and discuss any reports concerning material violations submitted to it by Bank attorneys or outside counsel pursuant to the attorney professional responsibility rules of the U.S. Securities and Exchange Commission, the Bank’s attorney reporting policy, or otherwise;

iv)	The Committee may designate and authorize the issue of First Preferred Shares as provided in the relevant Standing Resolution of the Board of Directors;

v)	The Committee shall, as appropriate, obtain at the expense of the Bank advice and assistance from outside legal, accounting or other advisors;

vi)	The Committee shall discuss the major financial risk exposures of the Bank and the steps management has taken to monitor and control such exposures;

vii)	In connection with the exercise of the delegated power to authorize and approve issues of subordinated indebtedness of the Bank, the Committee shall review and approve the Draft Securities Disclosure Document as provided in the relevant Standing Resolution of the Board of Directors; and

viii)	Subject to the laws applicable to the subsidiary, the Committee may perform for and on behalf of a subsidiary the functions of an audit committee of the subsidiary.